Exhibit 4(t)

LICENSE AND COLLABORATION AGREEMENT

between

Nymox Pharmaceutical Corp.

and

Recordati Ireland Ltd.

This License and Collaboration Agreement (hereinafter referred to as the “Agreement”) is made and entered into as of the 16th of December 2010 (the “Effective Date”) between Nymox Pharmaceutical Corp., a corporation organized and existing under the laws of Canada, with its principal business office located at 9900 Cavendish Blvd., Suite 306, St. Laurent, Quebec, Canada, H4M 2V2 (hereinafter referred to as “Nymox”), and Recordati Ireland Ltd., a limited liability company organized and existing under the laws of Ireland, with a principal business office located at Raheens East, Ringaskiddy, Co Cork, Ireland (hereinafter referred to as “Recordati”). Each of Nymox and Recordati may be referred to in this Agreement as a “Party” and together as the “Parties”.

WITNESSETH

WHEREAS, Nymox owns certain Know-How and Patent rights relating to the Development and Commercialization of the Compound and Product (each as defined below) and is actively developing the Compound and the Product, currently through Phase III Clinical Trials with a goal to submit an NDA and to obtain regulatory approval in USA;

WHEREAS, Recordati is engaged in the research, development, marketing, manufacture and distribution of pharmaceutical compounds used in treating or preventing human diseases and conditions;

WHEREAS, Nymox wishes to out-license certain rights to the Compound and Product to Recordati for certain uses in the Field and the Territory (each as defined below);

WHEREAS, Recordati now desires to obtain such rights on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

For the purposes of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below: 1.1 “Accounting Standards” shall mean records and books of accounts in accordance with IFRS and USGAAP (each as defined below), as applicable.

1.2 “Affiliate” shall mean any individual, corporation, partnership, firm, joint venture or other entity, which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Recordati or Nymox, as the case may be, including any entity controlled, directly or indirectly, by the entity having the ultimate control of a Party. An entity will be regarded as in control of another entity for purposes of this definition, only if it owns or controls more than fifty per cent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or otherwise possesses the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

1.3 “Agreed Indications” means the Initial Indication and any other Indications in the Field that the Parties agree in writing are suitable for inclusion in the Development Plan and in respect of which Recordati shall thereafter be permitted to conduct Development and Commercialization activities.

1.4 “Applicable Law” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.5 [***]

1.6 “Business Day” shall mean a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York, USA or Cork, Ireland, are authorized or obligated by Applicable Law to close.

1.7 “Calendar Quarter” shall mean the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8 “Clinical Data” shall mean all information made, collected or otherwise generated under or in connection with Clinical Trials, including any Data, reports and results with respect to any of the foregoing.

1.9 “Clinical Supplies” shall mean the drug products containing the Compound (whether in the form of active pharmaceutical ingredient (API) or otherwise) intended to be utilized for Development, in particular for administration to humans during Clinical Trials and where applicable conforming to the IMPD.

1.10 “Clinical Trials” shall mean those clinical studies, which are carried out in humans by a Party or its respective Affiliates and Sublicensees, to advance Development of the Compound in the Field for an Agreed Indication.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.11 “Commercialize” or “Commercialization” shall mean all activities conducted by either Party, an Affiliate or, to the extent permitted herein, through a Sublicensee (each if applicable, as defined below), performed to advertise, market, promote, distribute, package, label, import, export, offer for sale and sell the Product for use for an Agreed Indication in the Field, including, without limitation, the performance of pre-launch market preparation activities and distribution of Product samples and the conduct of Non-Regulatory Clinical Trials. When used as a verb, “Commercialize” means to engage in Commercialization.

1.12 “Commercialization Plan” shall mean an annual plan developed by Recordati and submitted to Nymox, describing the Commercialization strategy and implementation plan for the Product in the Territory, as further specified herein.

1.13 “Commercialization Program” shall mean the activities conducted hereunder in the Commercialization of the Product.

1.14 “Commercially Reasonable Efforts” shall mean the level, type and quality of efforts that would be applied by a pharmaceutical company having resources and expertise similar to the applicable Party, to perform its obligations hereunder, with respect to a compound or product developed by such company, including its obligation to Develop, seek and obtain Regulatory Approvals for, manufacture and Commercialize the Product, all to the extent consistent with reasonable business practices, for example, in light of the reasonable commercial potential of the Product in the Territory. Without limiting the foregoing, Commercially Reasonable Efforts shall require that such Party devote appropriate resources and personnel with an appropriate level of education and experience similar to what the Party usually devotes to products in comparable markets having similar commercial potential to the Product in the Territory. Commercially Reasonable Efforts are meant to apply to the Territory as a whole, rather than to any part of it separately, recognizing that obtaining Regulatory Approval (including, e.g., by accepting Product Labelling different from the Product Labelling approved by the EMA, or by setting maximum prices or reimbursement value with potential negative cross reference pricing impact) or effecting Commercialization of the Product in one or more specific countries of the Territory, may impact in an adverse manner on the economic success of the Product in the Territory as a whole for the applicable Party.

1.15 “Committee” shall have the meaning assigned to it in Section 7.2.

1.16 “Competitive Product” shall mean any product or compound administered by intraprostatic injection or other means of local administration in order to effect cell destruction or tissue atrophy for the Initial Indication or any Agreed Indication.

1.17 “Compound” shall mean the chemical compound known as NX-1207, as further defined on Annex A attached hereto, including both acid and salt forms as well as optical isomers, hydrates and solvates thereof.

1.18 “Confidentiality Agreement” shall mean that certain Confidential Disclosure Agreement entered into by and between Nymox and Recordati S.p.A. on or about December 10, 2009.

1.19 “Controlled” or “Controls” shall mean, when used with respect to any Intellectual Property (as defined below), the legal authority or right of a Party or its Affiliate to grant a license or Sublicense or other right to such Intellectual Property rights to the other Party hereto as provided herein, or to otherwise disclose proprietary or trade secret information to the other Party as provided herein, without incurring payment obligations to a Third Party, breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.20 “Cost of Goods” shall mean the cost invoiced by Nymox to Recordati to manufacture and supply Product as provided for in the Supply Agreement.

1.21 “Current Good Clinical Practice” or “cGCP” shall mean clinical practices that conform with the current Good Clinical Practices as established by the International Conference on Harmonization (CPMP/ICH/135/95), as such regulations may be amended from time to time, and in conformity with equivalent regulations in regulatory jurisdictions in the Territory, including for the EU, regulations based on Directive - 2001/20/EC and related guidelines.

1.22 “Current Good Laboratory Practice” or “cGLP” shall mean the framework within which: (i) laboratory studies are planned, performed, monitored, recorded, reported and archived as defined under OECD Principles on Good Laboratory Practice (ENV/MC/Chem (98)17) and rules in force in the European Union relating to Good Laboratory Practice including EC Directives 2004/10/EC, 87/18 EEC, and 1999/11/EC and equivalent regulations in regulatory jurisdictions within the Territory; and (iii) Good Laboratory Practice is inspected and verified, as set out in EC Directives 2004/9/EC and 88/320/EEC and equivalent regulations in regulatory jurisdictions within the Territory, in all cases as amended from time to time.

1.23 “Current Good Manufacturing Practice” or “cGMP” shall mean in the EU the rules and Guidelines for Good Manufacturing Practice for medicinal products for human use as defined under (i) Directive 2003/94/EC and (ii) Volume 4 GMP Guidelines in The Rules Governing Medicinal Products in the EU, Part I and II, in each case, as amended from time to time, and in conformity with equivalent regulations in regulatory jurisdictions in the Territory.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.24 “Data” shall mean all data and information generated, collected or filed, in relation to research, Development and/or manufacturing activities relating to the Compound or Product for Agreed Indications in the Field, including but not limited to toxicology data, pharmacological data, non-clinical reports, clinical reports, single patient clinical report forms (CRFs), data points and the databases, and stability data, chemical data and quality control data (excluding the closed portion of any DMF).

1.25 “Data Exclusivity” shall mean the Data Exclusivity and the Market Exclusivity obtained through the protection for a certain period of time of non-clinical and clinical results on which the initial Marketing Authorization is based, during which Generic Product applicants cannot rely on the dossier of the original reference product for the purposes of submitting an application (“Data Exclusivity”), obtaining a Marketing Authorization and placing on the market (“Market Exclusivity”) a Generic Product or similar product as exemplified in the EU by Article 10 of Directive 2001/83/EC as amended by Directive 2004/27/EC and Article 14 of Regulation (EC) No 726/2004, and any further amendments, or by other equivalent legislation, regulations or directives in the EU or in other jurisdiction or country in the Territory.

1.26 “Data Packages” shall have the meaning set out in Section 2.3.1.

1.27 “Develop” or “Development” shall mean all activities conducted by either Party, an Affiliate or Sublicensee, either by itself or through a Third Party, performed to advance development of the Compound or Product for an Agreed Indication within the Field, including without limitation, the planning, implementation, conduct, evaluation and reporting of non-clinical development activities, and the performance of non-clinical safety studies, CMC (chemistry, manufacturing and controls) activities, Regulatory Clinical Trials, and such other activities as are necessary to obtain and maintain Regulatory Approval for the Product by a governmental Regulatory Authority. When used as a verb “Develop” means to engage in Development.

1.28 “Development Plan” shall mean an estimated (subject to, among others, advice from EMA or any other Regulatory Authority in the Territory) plan prepared by Recordati describing the Development activities to be undertaken by Recordati or its Affiliates or its Sublicensees for the Compound and Product to be Commercialized in the Territory, and the obligations of Nymox precedent to or otherwise in connection therewith, as further specified herein.

1.29 “Development Program” shall mean the activities conducted with respect to the Development of the Product pursuant to the Development Plans.

1.30 “Effective Date” of this Agreement shall mean the date set forth in the first paragraph of this Agreement.

1.31 “EMA” shall mean the European Medicines Agency and the respective deciding body (European Commission), or respective successor agencies in case the EMA no longer exists.

1.32 “EU” for the purpose of this Agreement shall mean the member states of the European Union at any given time.

1.33 “EURO”, “EUR” or “€” shall mean Euros, the currency of the European Union.

1.34 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.35 “Field” shall mean the treatment of diseases or conditions of (i) the prostate gland in humans and (ii) any other human tissues (e.g. liver).

1.36 “First Commercial Sale” shall mean the first sale of Product by Recordati or an Affiliate or Sublicensee of Recordati to a Third Party in a given country following Marketing Authorisation of the Product in that country.

1.37 “Generic Product” shall mean a generic or biosimilar product that contains the Compound that is approved for marketing for the same indication and for the same route of administration as the Product.

1.38 “IFRS” shall mean International Financial Reporting Standards including the International Accounting Standards (IAS), the Interpretation of the International Financial Reporting Interpretations Committee (IFRIC) and the Interpretation of the Standing Interpretations Committee (SIC).

1.39 “IMPD” shall mean Investigational Medicinal Product Dossier for the Product and the Compound (whether in the form of API or otherwise) manufactured according to Volume 4 of cGMP Guidelines and in particular to Annex 13 of such Guidelines.

1.40 “Improvements and Enhancements” shall mean and include any and all changes, modifications and amendments relating to the administration, formulation or use of the Compound or Product in the Field which: (i) improve the performance or efficacy of Product and/or Compound; (ii) reduce any side effects, drug interactions or other adverse effects of Product and/or Compound; (iii) reduce the cost and/or increase the efficiency or productivity of the manufacturing and production processes for Product and/or Compound; or (iv) otherwise modify, alter or enhance the Product and/or Compound in the Field.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.41 “Indication” shall mean a recognized disease or condition, a sign or symptom of a disease or condition, or a symptom associated with a disease or condition that may be diagnosed, prevented, treated, mitigated or cured by the Product.

1.42 “Initial Indication” means treatment of benign prostatic hyperplasia.

1.43 “In-License” shall have the meaning assigned to it in Section 8.12(a).

1.44 “In-Licensed Rights” shall have the meaning assigned to it in Section 8.12(a).

1.45 “Intellectual Property” shall mean Patents, Trademarks and Know-How.

1.46 “Invention” shall mean any and all Improvements and Enhancements, methods of making and/or using the Products and/or Compound, or other discoveries or inventions that (i) are conceived, discovered, reduced to practice or developed by Recordati or one of its Affiliates or its Sublicensees, in each case, in connection with activities performed under this Agreement during the Term, or (ii) are conceived, discovered, reduced to practice or developed by Nymox or one of its Affiliates or Sublicensees either in connection with the activities performed under this Agreement during the Term or in the conduct of any research, Development, manufacturing or Commercialization relating to the Product in the Field for an Agreed Indication.

1.47 “Investigational Medicinal Product” shall mean a formulated and/or packaged pharmaceutical form of an active substance (including a Compound or comparator) or placebo being tested or used as a reference in a Clinical Trial, including a product with a marketing authorization when used or assembled (formulated or packaged) in a way different from the authorized form, or when used for an unauthorized indication, or when used to gain further information about the authorized form.

1.48 “Investigation New Drug Application” or “IND” shall mean an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act, as amended, and any equivalent applications filed with Regulatory Authorities outside of the United States, including any clinical trial authorization (“CTA”) in the EU.

1.49 “Joint Steering Committee” or “JSC” shall have the meaning assigned to it in Section 7.1.

1.50 “Jointly Owned Know-How” shall mean Know-How conceived, discovered, reduced to practice or otherwise developed jointly by a Party, or any of its Affiliates or its Sublicensees and the other Party or any of its Affiliates and its Sublicensees, in each case in connection with activities performed under this Agreement during the Term.

1.51 “Jointly Owned Patents” shall mean Patents claiming Jointly Owned Know-How.

1.52 “Key Countries” [***]

1.53 “Know-How” shall mean proprietary material and information, including but not limited to, Data, technical information (including analytical test methods to control the Compound), Inventions, compositions of matter, Specifications and information relating to formulation, production, quality control, manufacture, packaging, design, Regulatory Approval, sale and/or use of Product or Compounds for an Agreed Indication in the Field, or as required for regulatory purposes, in each case whether currently existing or developed or obtained during the Term, and whether or not patentable or confidential.

1.54 “Knowledge” shall mean, with respect to a given Party, the actual knowledge of any officer or director of such Party (or any of its Affiliates), with respect to a specific topic, after reasonable inquiry of the person(s) employed or contracted by such Party (or any of its Affiliates) that have operational responsibility for the business function that is most relevant to the specific topic.

1.55 [***]

1.56 [***]

1.57 [***]

1.58 “Manufacturing Recall” shall have the meaning ascribed to it in Section 6.8.1.

1.59 “Marketing Authorisation” or “MA” shall mean the approval granted by the EMA, or other relevant Regulatory Authorities as the case may be, as a result of the Marketing Authorisation Application.

1.60 “Marketing Authorisation Application” or “MAA” shall mean an application for the authorisation for marketing of a Product in the Territory for an Agreed Indication, filed with the EMA or the relevant Regulatory Authority in a country in the Territory, as applicable.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.61 “Marketing Materials” shall mean any Promotional Materials, Product Labeling, marketing studies, and other similar information or material used to Commercialize or assist in the Commercialization of the Product. For the avoidance of doubt, particulars of persons are not Marketing Materials.

1.62 [***]

1.63 “Non-Regulatory Clinical Trial” shall mean Clinical Trials that are intended to support Commercialization of a product, excluding Regulatory Clinical Trials, but including Phase IV Clinical Trials (to the extent not included as a Regulatory Clinical Trial) and pharmacoeconomic studies.

1.64 “Net Sales” shall mean the gross amount invoiced by Recordati, an Affiliate or a Sublicensee on sales of Products to a Third Party less deductions for (i) trade, cash and quantity discounts (including early payment cash discounts), (ii) returns, rejections and recalled Product, (iii) rebates and allowances, chargebacks, retroactive price reductions actually allowed or granted to any public or private purchaser or reimburser including managed care organizations, (iv) rebates, paybacks and discounts imposed by the competent authorities as well as rebates, paybacks and discounts imposed by the competent authorities as an effect or a condition for maintaining the reimbursement status of the Product, (v) excise, sales or use taxes, value added taxes and other tariffs or duties levied on the sale, transportation or delivery of Products to the extent reflected in the gross amount invoiced, and (vi) freight, insurance and other transportation charges. All of such foregoing deductions shall be calculated in accordance with International Financial Reporting Standards (IFRS) or other similar accounting methods as mutually agreed upon by the Parties, and on an accrual basis of accounting. Net Sales shall not include the distribution of a Product for promotional samples, clinical studies, compassionate use, named patient programs, test marketing, or any similar instance. In the case of any sale or other disposal of a Product between or among Recordati and its Affiliates or its Sublicensees, for resale, Net Sales shall be calculated only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party.

1.65 “Nymox Intellectual Property” shall mean all Nymox Patents, Nymox Know-How and Nymox Trademarks (as defined below).

1.66 “Nymox Know-How” shall mean all Know-How (including Nymox’s right, title and interest in and to any Jointly Owned Know-How) that is (i) an Invention conceived, discovered, reduced to practice or developed by Nymox or any of its Affiliates or its Sublicensees during the Term or (ii) otherwise Controlled by Nymox or one of its Affiliates as of the Effective Date or during the Term; and in each case of (i) and (ii) that relates to the research, Development, Commercialization, manufacture, use or sale of the Compound or the Product for an Agreed Indication in the Field.

1.67 “Nymox Patents” shall mean all Patents (including Nymox’s right, title and interest in and to any Jointly Owned Patents) that (i) claim an Invention conceived, discovered, reduced to practice or developed by Nymox or any of its Affiliates or its Sublicensees during the Term or (ii) are otherwise Controlled by Nymox or one of its Affiliates as of the Effective Date or during the Term; in each case of (i) and (ii) that relate to the research, Development, Commercialization, manufacture, use or sale of the Compound or the Product for an Agreed Indication in the Field. A list of Nymox Patents as of the Effective Date is appended hereto as Annex C and will be updated periodically to reflect additions thereto during the Term.

1.68 “Nymox Trademarks” shall mean any trademark owned by Nymox and used in connection with the Product.

1.69 “Patent(s)” shall mean: (i) any patents and patent applications, (ii) all divisionals, continuations, continuations-in-part thereof, and any other patent application claiming priority directly or indirectly to: (a) any patents or patent applications in the foregoing clause “(i)” or (b) any patent or patent application from which the patents or patent applications in the foregoing clause “(i)” claim direct or indirect priority, (iii) all patents issuing on any of the foregoing applications, (iv) any foreign counterparts or equivalents to any of the foregoing, and (v) all registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of any of the foregoing, and any foreign counterparts thereof.

1.70 “Platform Patent” shall have the meaning assigned to it in Section 8.12(g).

1.71 “Product” shall mean a product in finished dosage form and packaging containing the Compound as an active ingredient, regardless of dosage or formulation.

1.72 “Product Labelling” shall mean, with respect to the Product in a given country or other regulatory jurisdiction, all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for the Product as approved by the applicable Regulatory Authority (to the extent necessary).

1.73 “Product Trademark(s)” shall have the meaning set forth in Section 8.15.

1.74 “Promotional Materials” shall mean all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, medical information/education monographs, direct-to-consumer advertising, internet postings, broadcast advertisements and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used in connection with any promotion of the Product (but excluding Product Labelling).

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.75 [***]

1.76 “Recordati Intellectual Property” shall mean all Recordati Patents (as defined below), Recordati Trademarks and Logos (as defined below) and Recordati Know-How (as defined below).

1.77 “Recordati Know-How” shall mean all Know-How (including Recordati’s right, title and interest in and to any Jointly Owned Know-How) that is (i) an Invention conceived, discovered, reduced to practice or developed by Recordati or any of its Affiliates or its Sublicensees during the Term, or (ii) otherwise Controlled by Recordati or one of its Affiliates as of the Effective Date or during the Term and that is actually used by Recordati, its Affiliates or its Sublicensees in the Development, Commercialization or manufacture of the Compound or Product in the Territory; and in each case of (i) and (ii) that relates to the research, Development, Commercialization, manufacture, use or sale of the Compound or the Product in the Field.

1.78 “Recordati Patents” shall mean all Patents (including Recordati’s right, title and interest in and to any Jointly Owned Patents) that (i) claim an Invention conceived, discovered, reduced to practice or developed by Recordati or any of its Affiliates or its Sublicensees during the Term or (ii) are otherwise Controlled by Recordati or one of its Affiliates as of the Effective Date or during the Term and that claim an Invention or technology actually used in the research, Development, Commercialization, manufacture, use or sale of the Compound or Product as conducted by Recordati, its Affiliates and its Sublicensees in the Territory; and in each case of (i) and (ii) that relate to the research, Development, Commercialization, manufacture, use or sale of the Compound or the Product in the Field.

1.79 “Recordati Trademarks and Logos” shall mean any trademark and logo owned or used by Recordati in connection with the Product.

1.80 [***]

1.81 “Regulatory Approval” shall mean the grant of a Marketing Authorisation, and any pricing approval, reimbursement approval, or any other approval required to market and sell a Product in any country or other regulatory jurisdiction for an Agreed Indication in the Field.

1.82 “Regulatory Authority” shall mean the appropriate governmental entity or entities having the authority to grant Regulatory Approval for the marketing and sale of Product in a country or other regulatory jurisdiction, including but not limited to the EMA.

1.83 “Regulatory Clinical Trials” shall mean Clinical Trials intended to support a Regulatory Approval, including a Regulatory Approval for an Additional Indication, and any Clinical Trial required by a Regulatory Authority as a condition to, or in connection with the grant or maintenance of, a Regulatory Approval.

1.84 “Regulatory Data” shall mean Data that is included, or is intended to be included, in Regulatory Documentation (as defined below).

1.85 “Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents in connection therewith, and all non-clinical and clinical studies and tests (including any Regulatory Clinical Studies and Non-Regulatory Clinical Studies), relating to the use of the Product for Agreed Indications in the Field, or as required for regulatory purposes and all Data contained in any of the foregoing, including all INDs, IMPDs, MAA’s, regulatory drug lists, advertising and promotion documents, manufacturing data, drug master files, Clinical Data, adverse event files and complaint files, in each case related to the Product and Agreed Indications in the Field, or as required for regulatory purposes.

1.86 “Rejected Indication” shall have the meaning assigned to it in Section 4.1.1.

1.87 “Royalty Term” shall have the meaning assigned to it in Section 3.4.4.

1.88 “Sales Report” shall mean a written report or reports showing each of (i) gross sales (expressed in total gross invoice amount and in number of units of Product sold), a listing of permitted deductions by category (as described in the definition of “Net Sales”) and the calculation of Net Sales in each country in the Territory, for each Calendar Quarter, by Recordati and each of its Affiliates and its Sublicensees; (ii) the royalties which shall have accrued hereunder in respect of such sales, and a reasonable description of information that form the basis of calculating those royalties; (iii) withholding taxes, if any, required by law to be deducted and paid to a taxing authority from such royalties; and (iv) the exchange rate used for converting currency from the currencies in which sales were made into the currency in which payment is to be made hereunder.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.89 “SPC” shall mean a Supplementary Protection Certificate for medicinal products issued pursuant to Regulation (EC) No. 1768/92 as amended from time to time and includes any certificate, order, provision, or process issued pursuant to or provided by Applicable Law, rules, regulations, or directives of a jurisdiction in the Territory that has the effect of extending the basic Patent rights to the Product or conferring rights equivalent or similar to those Patent rights for a period following the end of the term of the basic Patent.

1.90 “Specifications” shall mean the specifications for the Product, the Compound and the Investigational Medicinal Product, in each case as attached hereto as Annex D, and as amended from time-to-time.

1.91 “Sublicense” shall mean, (i) with respect to Recordati, any sublicense of any of the rights granted under Section 2.1.1 below (whether such right is pursuant to a sublicense agreement, or any other agreement or understanding, including any co-development, co-promotion or similar arrangement expressly granting such rights) granted to a Third Party in any or all countries in the Territory and (ii) with respect to Nymox, a grant by Nymox or any of its Affiliates of a license or other right to a Third Party outside the Territory, under any Patents or Know-How Controlled by Nymox (or such Affiliates) with respect to the research, Development, Commercialization, manufacture, use or sale of the Compound or the Product. For purposes of clarity, this Agreement shall not be considered a “Sublicense”.

1.92 “Sublicensee(s)” shall mean, (i) with respect to Recordati any Third Party to whom Recordati (or any of its Affiliates) grants a Sublicense and (ii) with respect to Nymox any Third Party to whom Nymox (or any of its Affiliates) grants a Sublicense outside the Territory.

1.93 “Supply Agreement” shall mean the agreement that Recordati and Nymox will sign upon signature of this Agreement for the purpose of regulating the terms and condition of the supply of the Product by Nymox to Recordati as amended from time to time. The Supply Agreement will be attached as Annex H.

1.94 “Term” shall mean the Term of this Agreement as specified in Section 12.1.

1.95 “Territory” shall mean the countries listed in Annex E.

1.96 “Third Party” shall mean any person or entity, which is not a Party or an Affiliate of any Party to this Agreement.

1.97 “Third Party Licensor” shall have the meaning assigned to it in Section 8.12(a).

1.98 “Trading Day” shall mean the last day of the month where the local currency versus USD or EURO, as applicable, is traded on public exchanges or in case a currency is not traded on a public exchange, Trading Day shall mean the last day of the month for which an exchange rate is published on www.oanda.com or another comparable independent source.

1.99 “U.S.” shall mean the United States of America and its possessions and territories.

1.100 “USD” shall mean U.S. dollars.

1.101 “USGAAP” shall mean generally accepted accounting principles in the United States of America.

1.102 “Valid Claim” shall mean a claim of (i) an issued and unexpired Patent or an unexpired supplementary protection certificate, which claim has not been abandoned, disclaimed, revoked or held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal has been taken, and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, reissue, opposition procedure, nullity suit or otherwise, or (ii) a Patent application that has been pending for three (3) or fewer years and has not been cancelled, withdrawn or abandoned.

1.103 “Value Added Tax (VAT) & Indirect Taxes” means the tax imposed by the Sixth Council Directive of the European Community (77/388/EEC) and any national legislation implementing that directive together with legislation supplemental thereto or other tax of a similar nature, including sales taxes, and excise duties imposed elsewhere instead of or in addition to value added tax.

The Annexes attached to this Agreement shall form an integral part of this Agreement. However in the event of any conflict between the operative terms of this Agreement and the Annexes, the operative terms of this Agreement shall prevail.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE II.
LICENSE GRANTS

2.1 Recordati’s License.

2.1.1 License. Subject to the terms and conditions of this Agreement, Nymox and its Affiliates hereby grants to Recordati an exclusive (even as to Nymox and its Affiliates), royalty-bearing, license, under the Nymox Intellectual Property to Develop, to file for and hold the Regulatory Approvals and Commercialize the Product in the Field solely for the Agreed Indications in the Territory. Recordati shall have the right to grant Sublicenses of the foregoing rights solely as provided in Section 2.1.2 below.

2.1.2 Sublicenses. Recordati shall have the right to grant Sublicenses in the Territory without the approval of Nymox to (i) Third Parties outside of the Key Countries and (ii) to its Affiliates. In all other cases, Recordati shall have the right to grant Sublicenses in the Territory to Third Parties, subject to the prior written approval of Nymox (such approval not to be unreasonably withheld). Any such Sublicenses shall be granted and governed by written agreements and shall be subject to the terms and conditions of this Agreement. Recordati shall be and remain responsible for ensuring its Sublicensees’ compliance with this Agreement and shall be and remain liable for any breaches hereof by any such Sublicensee. Where the prior written approval of Nymox is required, Recordati shall supply a copy (where economic provisions and terms will be redacted) of all proposed Sublicenses to Nymox no later than ten (10) Business Days prior to execution of same.

2.2 Nymox’s Rights and License. Subject to the terms and conditions of this Agreement and with respect to Recordati Inventions set forth in Section 8.2, Recordati and its Affiliates hereby grant to Nymox a royalty-free, non-exclusive, license and Sublicense (as applicable), with a right to grant Sublicenses, under Recordati Intellectual Property to (i) Develop the Compound and Product anywhere in the world for Commercialization in the Field outside the Territory and (ii) Commercialize the Product in the Field outside the Territory. If Nymox exercises the foregoing license (or Sublicense, as applicable), and Recordati is obligated to pay a royalty or other amount to a Third Party for such use by Nymox, its Affiliates and its Sublicensees, then Recordati shall notify Nymox in advance as to the existence and scope of such obligation and Nymox shall bear such royalty (and other amounts) payable to such Third Party.

2.3 Transfer of Information, Data, Marketing Materials and Support.

2.3.1 Transfer of Information. In furtherance of the rights and license granted by Nymox to Recordati under this Agreement, (i) within [***] after the Effective Date of this Agreement, and (ii) promptly following the completion of subsequent Clinical Trials of the Product that are and will be conducted by Nymox during the Term, Nymox shall furnish to Recordati a data package that shall include all or substantially all of the Nymox Know-How, and at least all material Nymox Know-How, existing in tangible and/or electronic form as of the Effective Date or such future date, as applicable, which has not been previously delivered or made available to Recordati and which is related to the Compound or Product, including any such Data that is useful or required for the purpose of obtaining Regulatory Approvals in the Territory, or complying with all Applicable Laws, with respect to the Product (including manufacturing data, non-clinical data, Clinical Data, CMC and quality control data) (such initial and updated data packages are the “Data Packages”).

2.3.2 Updates. Recordati shall, from time to time upon request of Nymox during the Term, disclose or provide to Nymox, and cause its Affiliates, and Sublicensees to disclose or provide to Nymox, complete copies of all (i) Recordati Know-How, including electronic files and recordings in Common Technical Document (CTD) format and adhering to ICH requirements as well as any other pre-agreed format, and (ii) any Marketing Materials Controlled by them at the Effective Date and during the Term that relate to the Product. Nymox shall, from time to time upon request of Recordati during the Term, disclose or provide to Recordati, and cause its Affiliates, and Sublicensees to disclose or provide to Recordati, complete copies of all Nymox Know-How, including electronic files and recordings in CTD format and adhering to ICH requirements as well as any other pre-agreed format, as well as Marketing Materials Controlled by them at the Effective Date and during the Term that relate to the Product in the Field.

2.3.3 Expenses and Use. The disclosing Party under Section 2.3.1 or 2.3.2, as applicable, shall carry its own costs of such disclosure or transfer. The receiving Party under Section 2.3.1 or 2.3.2, as applicable, shall use the information and materials disclosed or transferred only in connection with the Compound or the Product, and during the Term, unless the receiving Party has a right deriving from this Agreement to use such information after the Term. Without limiting the generality of the foregoing, with respect to Marketing Materials, (i) the receiving Party under Section 2.3.1 or 2.3.2 shall only have the right to use such Marketing Materials to the extent that such materials are in compliance with the Applicable Laws for the given country where such materials are intended to be used, (ii) the Recordati name and Recordati Trademarks and Logos shall not be used by Nymox or any Sublicensee outside the Territory with respect to any Marketing Materials for the Product and (iii) the name, trademarks, and company logos of any Sublicensee of Nymox (other than a Sublicensee manufacturing the Compound or Product) shall not be used by Recordati with respect to any Marketing Materials for the Product, without the approval of the Sublicensee and/or Nymox.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE III.
PAYMENTS

A. Initial, Milestone and Royalty Payments. In consideration of the rights conferred on Recordati herein, including the licenses and Sublicenses granted to Intellectual Property owned or Controlled by Nymox, and for research and development costs incurred by Nymox, Recordati shall make the payments provided for herein.

3.1 Initial Payment. Recordati will pay to Nymox a non-refundable payment of ten million Euros (€10,000,000). Such amount shall be paid by Recordati, in immediately available funds, no later than [***] after the Effective Date, by wire transfer in accordance with the instruction indicated in Section 3.7 below.

3.2 Milestone Payments by Recordati. Recordati will make the following non-refundable payments (subject to Section 3.3) to Nymox upon the first achievement of the following milestone events with respect to the Product (whether such event is achieved by Recordati, its Affiliates or Sublicensees, acting together or separately) and will make such payment within [***] of it achieving the triggering event, subject to issuance of an invoice by Nymox:

3.2.1 Milestones.

Triggering Event	MILESTONE
1. Obtaining Marketing Authorisation for the Product for the Initial Indication by EMA or by a Regulatory Authority in a Key Country (the “Regulatory Approval Milestone”)	[***]
2. First achieving [***] Net Sales of Products in a calendar year (the “Commercial Milestone”)	[***]
3. First achieving a successive incremental increase of [***] in Net Sales (above[***]) in a calendar year (the “Incremental Commercial Milestones” as further defined below)	[***]
4. Obtaining Marketing Authorisation for the Product by EMA or by a Regulatory Authority in a Key Country for an Agreed Indication [***]other than the Initial Indication	[***]
5. Obtaining Marketing Authorization for a new Agreed Indication [***] for the Product by EMA or by a Regulatory Authority in a Key Country	[***]

Each Incremental Commercial Milestone shall be payable upon the Net Sales in a calendar year first reaching its respective tier in Net Sales above [***] as follows:

Annual Net Sales of Product First Achieved	One-Time Incremental Commercial Milestone Payable [***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Incremental Commercial Milestone shall be payable only one-time upon the first achieving of its respective Net Sales level. If two or more Incremental Commercial Milestones are first achieved in a given calendar year, then all those two or more Incremental Commercial Milestones first achieved shall be payable at the end of that calendar year.

3.3    [***]

3.3.1 [***]

3.3.2 [***]

3.3.3  [***]

3.3.4  [***]

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4 Running Royalties.

3.4.1 Royalty Rate. Recordati shall pay to Nymox, for the rights granted to Recordati herein, the following royalty on total annual (calculated on a calendar year basis) Net Sales of all Products:

ANNUAL NET SALES IN THE TERRITORY	ROYALTY PERCENTAGE OF ANNUAL NET SALES
For the portion that is less than[***]	[***]
For the portion that is equal to or greater than[***] but less than [***]	[***]
For the portion that is equal to or greater than [***] but less than [***]	[***]
For the portion that is equal to or greater than [***]	[***]

3.4.2 Payment Conduct for Running Royalties. Recordati shall, within [***] after the issuance of an invoice by Nymox with the amount to be paid by Recordati, which amount shall be communicated by Recordati to Nymox together with each Sales Report, transfer to the bank account indicated by Nymox the royalty covering the Net Sales of Product in the previous Calendar Quarter. Recordati shall obligate any Affiliate or Sublicensee to account for and report its Net Sales of Products in the same manner, specifically including an itemization of quantities of Products sold. For clarity, Recordati shall pay royalty payments to Nymox as if the Net Sales of its Sublicensees and Affiliates were Net Sales of Recordati (but without duplication). Payments shall be made in accordance with Section 3.7.

3.4.3 Sales Report. During the Term and after the First Commercial Sale of Product, Recordati shall furnish or cause to be furnished to Nymox on a quarterly basis (i.e. for each Calendar Quarter) a Sales Report. Such Sales Report shall be finalized and delivered to Nymox within [***] of the end of each respective Calendar Quarter.

3.4.4 Royalty Term. Royalties will be payable by Recordati to Nymox on Net Sales of the Product until the last to occur of the following events with respect to each country in the Territory (i) the last to expire, if any, of the last Nymox Patent with a Valid Claim that covers the manufacture, use, or sale of the Product within, or the importation of the Product into, such country, (ii) the end of any period of Data Exclusivity applicable to the Product in such country, (iii) the end of any period of an SPC applicable to the Product in such country, and (iv) the Publication of the last part of the Nymox Know-How that (A) was previously confidential and that (B) is used by Nymox, or its designee, to manufacture the Compound or Product for Recordati, its Affiliates or Sublicensees, or (C) that is used by Recordati, its Affiliates or Sublicensees in the Commercialization of the Product (the foregoing period is the “Royalty Term”); provided however, that if and to the extent the Royalty Term is extended beyond the period described in the foregoing clauses “(i)”, “(ii)”, and “(iii)” by application of the foregoing clause “(iv)” then the royalties otherwise payable for the relevant Product and relevant country under Section 3.4 for such period shall be payable at the rates indicated in Section 3.4 but reduced by [***] unless and until the foregoing clause “(i)”, “(ii)”, or “(iii)” becomes applicable to such Product and such country again (for example, due to the issuance of another Nymox Patent or SPC applicable to the Product) at which point the full royalties shall again become due and payable. For avoidance of doubt, the Royalty Term shall be determined on a country by country basis. For purposes of this Section, “Publication” means to be made publicly known by means other than by Recordati, its Affiliates or Sublicensees in breach of this Agreement. Notwithstanding the above, and for the avoidance of doubt, the Royalty Term shall expire on a country by country basis upon the successful launch of a Generic Product and in any case the Royalty Term shall expire for all the Territory upon the expiry of the [***] period from the date EMA approves the first MA, after which the license will be considered fully paid up and perpetual as per Section 12.6.4 and Recordati will be able to Commercialize the Product with no further payments to Nymox and will be able to manufacture or have manufactured the Product at its choice. For purposes of this Section, the phrase “successful launch of a Generic Product” means that the total sales (measured in number of units) of products which are generic to a Product by Third Parties (not working with Recordati, directly or indirectly) in a given country for a six (6) month period exceed [***] of the total sales (measured in number of units) of the Product in such country for such period.

3.4.5 Patent Challenges. In the event Recordati or an Affiliate initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Nymox Patent in any court, administrative agency or other forum (“Challenge”), Nymox shall have the right to terminate this Agreement. In the event a Sublicensee of Recordati (other than an Affiliate) initiates a Challenge, Nymox shall have the right to terminate this Agreement limited to the country or countries for which the Sublicensee holds a licence.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

B. Other Payment Related Issues

3.5 Withholding Tax. In the event that Recordati is required to withhold any tax regarding any payment to Nymox due to the Applicable Laws of any country, such amount will be deducted from the payment to be made by Recordati and remitted to the appropriate taxing authority for the benefit of Nymox. Recordati will withhold only such amounts as are required to be withheld by Applicable Law. Recordati shall submit to Nymox originals or certified copies of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report, if possible, or within ten (10) Business Days after Recordati receives such documents, if later. Recordati will make all Commercially Reasonable Efforts, and will fully cooperate with Nymox, to provide such information and records as Nymox may require in connection with any respective application by Nymox to the tax authorities in any country including the obtaining of an exemption or of a credit for any withholding tax paid in any country from which royalty payments and any other payments are being made by Recordati to Nymox pursuant to this Agreement. Nymox shall provide the appropriate tax exemption documentation, if any, to Recordati in a timely manner before the payment of any initial payment, milestone payment or royalty.

3.6 No Bartering; Non-Monetary Consideration. Without the prior written consent of Nymox (such consent not to be unreasonably withheld), Recordati and its Affiliates and its Sublicensees shall not: (i) enter into any bartering arrangement with respect to the sale of the Product, or (ii) accept or solicit any non-monetary consideration of the sale of the Product to Third Parties other than as would be reflected in Net Sales. The use by Recordati and its Affiliates and its Sublicensees of a commercially reasonable amount of Product for promotional free sampling, clinical studies, compassionate use, named patient programs, test marketing or any similar instance shall not violate this Agreement.

3.7 Currencies. The initial payment set forth in Section 3.1 shall be made in Euro. All other milestone payments shall be paid by Recordati to Nymox in U.S. Dollars, by wire transfer of immediately available funds in accordance with instructions set forth below, provided that amounts denominated in Euro shall be converted into U.S. Dollars at the daily reference conversion rate reported by the European Central Bank on the day preceding the day of payment. All other payments under this Agreement shall be paid by Recordati to Nymox in U.S. Dollars by wire transfer of immediately available funds in accordance with instructions set forth below. Amounts expressed in currencies other than the Euro shall be converted into Euro following Recordati’s normal process for the preparation of group consolidated accounts and amounts expressed in Euro shall be converted into U.S. Dollars at the average of the daily reference conversion rate reported by the European Central Bank (ECB) for the last Trading Day of each month during the applicable Calendar Quarter. To the extent any milestone payment is payable based on achieving certain sales levels calculated in Euros, amounts expressed in currencies other than Euros shall be converted into Euros following Recordati’s normal process for the preparation of group consolidated accounts during the applicable Calendar Quarter or year. Following are the wire transfer instructions for Nymox. Nymox may designate new wire transfer instructions to bank accounts in Canada, the EU or the USA from time to time during the Term by written notice to Recordati.

All payments to Nymox shall be made to:
[***]

3.8 Sales Records. Recordati will maintain, and contractually require that its Affiliates and its Sublicensees maintain, complete and accurate books and financial records pertaining to total sales of the Product, Net Sales, the royalty calculation and any costs or income needed to audit the accuracy of amounts included in the Sales Statements. Such books and records will be kept until five (5) years after the end of the period to which such books and records pertain, or such longer period as Applicable Law may require.

3.9 Audits. Recordati shall permit, and shall obligate each of its respective Affiliates and Sublicensees to permit a leading Big 4 (PWC, E&Y, KPMG, Deloitte) certified public accountant or other certified public accounting firm designated by Nymox and acceptable to Recordati, at Nymox’s expense, to visit and inspect and to examine the books and records of Recordati, Affiliate or Sublicensee, during regular business hours and on prior written notice, no more than once per calendar year (except to the extent Nymox has a reasonable basis to believe that a particular amount reported by Recordati is inaccurate), and support Nymox with any explanation or information relevant for the audit, for the sole purpose of verifying for Nymox the correctness of the amounts reported to Nymox hereunder. All results and the basis for such results of such accountant’s audit shall be deemed Confidential Information of the entity under audit. Such accountant shall have executed and delivered to the entity under audit a confidentiality agreement as reasonably requested by such entity, which agreement shall include provisions limiting such accountant’s disclosures to Nymox to the results of the audit and the basis for such results of such audit. Nymox shall not use any information learned by it or disclosed to it pursuant to this Section for any purpose other than to enforce its rights under this Agreement. Any error detected in such audit shall be reported to the CFOs of the Parties or respective person in charge of the financials of the Agreement and any underpaying or overcharging shall be remitted within sixty (60) days of receiving the audit report (or the final determination if the amount is disputed) and the corresponding invoice or credit note. Further, if the audit for an annual period shows an error for that period of in excess of five per cent (5%), Recordati shall reimburse Nymox for its audit fees and reasonable out of pocket expenses in connection with said audit within sixty (60) days from an invoice. Any agreement pursuant to which Recordati grants a Sublicense to a Sublicensee shall provide that Nymox shall have audit rights described in this Section on the same basis as if such Sublicensee were a Party to this Agreement.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.9.1 [***]

3.10 VAT & Indirect Taxes. The recipient of any transfer under this Agreement of Nymox Patents, Nymox Know-How, Recordati Patents, Recordati Know-How, Compounds or Products, as the case may be, shall be solely responsible for any sales, use, value added, excise or other taxes applicable to such transfer. All amounts relating to sales or transfers under this Agreement and any other documents related to this Agreement, of Nymox Patents, Nymox Know-How, Recordati Patents, Recordati Know-How, Compounds or Products, as the case may be, are stated exclusive of VAT & Indirect Taxes. The payor is responsible for the payment of all such appropriately levied taxes to the payee. The payee will provide to the payor, within 30 days (or alternative territory specific time period as set out in the local legislation) of the receipt of any consideration under this Agreement, a valid VAT invoice if appropriate. Should such amounts of VAT be refunded subsequently by the fiscal authorities to the payee, the payee will refund these monies to the payor within thirty (30) days of receipt. Where local laws mean the recipient of services under this Agreement is required to self-account for VAT, the recipient undertakes to so account. Furthermore, where local laws require the recipient to pay import VAT and duties to the fiscal authorities relating to Product shipped, the recipient undertakes so to do. However, if the assignment of this Agreement or a part thereof causes unfavourable consequences in respect of any sales, use, value added, excise or other taxes as compared to the situation prevailing before such assignment, then the Party effecting such assignment shall bear such unfavourable consequences.

ARTICLE IV.
DEVELOPMENT AND REGULATORY MATTERS

4.1 Development of the Product.

4.1.1 Agreed Indication and Rejected Indications. Either Party may propose, at anytime during the Term, that Recordati pursue the Development and Commercialization of additional Indications (that is, in addition to the Initial Indication and any previously Agreed Indications) within the Field. If Recordati desires to pursue the Development and Commercialization of additional Indications within the Field, it shall [***] provide a draft development plan to Nymox describing the efforts Recordati proposes to make to Develop the Compound and Product in such Indication. If Nymox reasonably determines that such draft development plan is satisfactory in terms of the type and amount of effort to be expended by Recordati, then Nymox shall approve such draft development plan and [***] such development plan shall become part of the “Development Plan” for all purposes under this Agreement and such Indication shall become an “Agreed Indication” for all purposes under this Agreement. If Nymox does not so approve the draft development plan, the Parties shall meet to negotiate changes to the draft development plan so that it includes efforts that Nymox reasonably determines to be satisfactory. The procedure above detailed in this Section 4.1.1 shall apply also in case of proposals from Nymox. [***] For avoidance of doubt, if there are no Agreed Indications (for example because no new Indication became Agreed Indications and Recordati decides, at any time and at its discretion, to abandon Development or Commercialization of the Initial Indication), then this Agreement shall automatically terminate with the effects indicated in Section 12.6.1.

4.1.2 On-going Development and Information Transfer. During the Term of this Agreement, each Party will deliver to the other Party copies of all of its (and any of its Affiliate’s and Sublicensee’s) material Data and Regulatory Documentation as and when such Data and Regulatory Documentation become available to the Party, specifically (i) all non-clinical and Clinical Trial results and resultant data analyses, (ii) all material regulatory submissions made to the FDA or to the EMA by or on behalf of such Party with respect to the Compound or the Product and an Agreed Indication and (iii) protocols for any ongoing Clinical Trials and proposed designs for any anticipated Clinical Trials with respect to the Compound or the Product, in each case related to the Product anywhere in the world. For avoidance of doubt, a Party shall only be required to deliver any particular document to the other Party one time under this Agreement.

(a) Recordati Right of Reference. Nymox hereby grants Recordati, its Affiliates and Sublicensees, a right of reference to all Data and Regulatory Documentation (including all Regulatory Approvals and INDs) for all uses in connection with the Product for sale in the Territory for use in the Agreed Indications, including the research, Development (including obtaining and maintaining Regulatory Approvals), manufacturing and Commercialization thereof.

(b) Nymox Right of Reference. Recordati hereby grants Nymox, its Affiliates and Sublicensees, a right of reference to all Data and Regulatory Documentation (including all Regulatory Approvals and IMPDs) for all uses in connection with the Product for sale outside the Territory for use in the Field, including the research, Development (including obtaining and maintaining Regulatory Approvals), manufacturing and Commercialization thereof.

4.1.3 Roles; Compliance and Diligence.

(a) Roles; Compliance. Recordati shall have the primary responsibility, at its own expense (except as otherwise expressly set forth herein, including in Section 3.3) for implementing the Development Plan and seeking Regulatory Approval for the Product in the Territory. All such Development activities shall be conducted in accordance with this Agreement and in compliance with Applicable Law and cGCPs. For clarity, neither Recordati (nor any of its Affiliates or Sublicensees) shall engage in any Development with respect to the Product except pursuant to the Development Plan.

(b) General Diligence. Recordati, either directly or through one or more of its Affiliates or its Sublicensees, shall use Commercially Reasonable Efforts to perform the activities described in the Development Plan and this Agreement, expeditiously and efficiently. Without limiting the foregoing, Recordati (and such other entities, as applicable) shall use Commercially Reasonable Efforts (a) to Develop the Product in the Territory in accordance with the terms and conditions of this Agreement, and (b) to seek and maintain Regulatory Approval(s) with respect to the Product in the Territory, in each case for the Initial Indication and each Agreed Indication (if any).

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Cooperation. Each Party shall provide reasonable cooperation to the other Party as necessary to enable such other Party to respond to inquiries relating to the Compound or the Product received from Regulatory Authorities in the Territory, in the case of Recordati, or outside the Territory, in the case of Nymox.

4.1.4 Development Plan. Attached hereto as Annex B is a copy of the initial Development Plan. During the Term, Recordati may propose updates, additions and amendments thereto to the JSC for its approval with respect to the incremental Development of the Compound and Product for Commercialization in the Territory. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, in all cases Recordati shall have the right to conduct such Regulatory Clinical Trials and other Development activities in the Territory that are required by Applicable Law, or are otherwise required by Regulatory Authorities and/or useful to obtain or maintain Regulatory Approval for the Product for the Initial Indication or any Agreed Indication.

4.1.5 Development Costs. As between the Parties (except as otherwise expressly set forth herein), all costs incurred by Recordati or its Affiliates with respect to any Development activities under the Development Plan shall be borne solely by Recordati, subject to Section 3.3.

4.2 Regulatory Matters.

4.2.1 Regulatory Responsibilities. Subject to Section 4.2.3, Section 4.2.4, and Section 5.2, as between the Parties, Recordati shall have sole responsibility for preparing, submitting and maintaining all Regulatory Documentation with respect to Regulatory Approvals, including MAAs, for the Product in the Territory, being understood that Recordati may seek one or more MAs in one or more countries of the Territory under different Recordati Trademarks and Logos if so deemed advisable for the Commercialisation of the Product. Subject to Article XII, all Regulatory Approvals and related Regulatory Documentation within the Territory relating to the Product shall be held in the name of Recordati, its Affiliates or its Sublicensees.

4.2.2 Clinical Data and Regulatory Data. Without limiting the provisions of Section 4.1.2, each Party shall promptly provide the other Party with copies of all Clinical Data, non-clinical data and other Regulatory Data specified in Section 4.1.2 Developed by or on behalf of such Party from any Development activities with respect to the Compound or Product during the Term, when and as such Clinical Data, non-clinical data or other Regulatory Data becomes available to such Party. Each Party shall have the right to use such Clinical Data and Regulatory Data, provided that Nymox and/or Nymox’s Affiliates and/or Nymox’s licensees shall not use such Clinical Data, non-clinical data and Regulatory Data for commercial purposes within the Territory, and shall support the other, as may be reasonably necessary, in obtaining Regulatory Approvals for the Product, including providing necessary documents or other materials (to the extent controlled by such Party) required by Applicable Law to obtain Regulatory Approvals for the Product, in each case in accordance with the terms and conditions of this Agreement (provided, however that for clarity, such support obligation shall not obligate either Party to conduct any additional Clinical Trials, except as otherwise expressly set forth in this Agreement, and shall be limited to the types of activities such as providing available information and reports to the other Party).

4.2.3 Preparation of Regulatory Submissions. The JSC shall have the right to review the content and subject matter of the MAA submitted to the EMA and other material filing for Regulatory Approval and material correspondence submitted to EMA related to the design of Regulatory Clinical Trials, and to the proposed and final Product Labeling for the Product and any changes thereto. Notwithstanding the foregoing, Recordati shall not be required to delay a regulatory submission in a manner that affects Recordati’s ability to comply with Applicable Law nor to submit the above materials, correspondence, communications to the JSC or request related decisions of the JSC in advance of Recordati’s submissions or decisions. Nymox shall be responsible for preparing and delivering to Recordati in a timely manner a complete CMC package and a complete initial draft of any CMC non-clinical and clinical section (and any similar sections) of any Marketing Authorisation Application or other Regulatory Documentation for Recordati’s review, amendment and use in connection with any MAAs or other Regulatory Documentation or correspondence with respect to the Product in the Territory. Such CMC section and CMC package shall be delivered to Recordati in e-CTD format (or such other format as may be reasonably requested by Recordati).

(a) Regulatory Information Sharing in Territory. Recordati shall promptly provide to Nymox copies of material written or electronic communications received by Recordati or its Affiliates, or Sublicensees from, or forwarded by Recordati or its Affiliates or its Sublicensees to, the EMA with respect to (A) obtaining or maintaining Regulatory Approvals in the Territory or (B) any other activities relating to the Compound or the Product in the Territory and (C) copies of all contact reports of a material nature that are produced by Recordati, its Affiliates or its Sublicensees, provided that it shall also supply Nymox at least once a year with a report describing other material regulatory Developments in the Territory. Recordati shall have the right to redact any portions of the foregoing to the extent not related to the Compound or Product.

(b) Regulatory Information Sharing Inside and Outside Territory. Nymox shall promptly provide to Recordati (1) copies of material written or electronic communications received by Nymox or its Affiliates, or Sublicensees from, or forwarded by Nymox or its Affiliates or its Sublicensees to, the FDA with respect to (A) obtaining or maintaining any Regulatory Approvals in the U.S. or (B) any other activities relating to the Compound or the Product regarding the F.D.A. and (2) copies of all contact reports of a material nature that are produced by Nymox or its Affiliates or its Sublicensees, provided that it shall also supply Recordati twice a year with a report describing other material regulatory Developments outside the Territory. Nymox shall have the right to redact any portions of the foregoing to the extent not related to the Compound or Product.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2.4 Communications with Regulatory Authorities in the Territory. Subject to Section 4.2.3 and Section 5.2, as between the Parties, Recordati shall be responsible for communicating with, and responding to communications with, the Regulatory Authorities in the Territory during the Term relating to the Product; provided that Nymox shall be primarily responsible for such communications to the extent relating to the closed portion of the DMF as set forth in Section 5.2 or relating to other clinical and non-clinical studies Nymox is conducting in the Territory. Notwithstanding the foregoing, except in the case of exigent circumstances (in which case the applicable Party shall notify the other Party of any following as promptly as reasonably practical) or to the extent not permitted by Applicable Law, (a) each Party shall notify the other Party as early as reasonably practicable in advance of all material meetings and material communications with representatives of the EMA concerning the Product in the Territory or of the FDA concerning the Product, (b) such other Party shall be permitted to participate (subject to EMA consent and practice) in any such material meetings and to review and comment on such material communications, (c) each Party shall ensure that all such material communications are consistent with the Development Plan and (d) each Party shall keep the other Party informed of all meetings and material written communications with the EMA or with the FDA relating to the Product; provided, in all such cases Recordati shall be the lead party except to the extent the foregoing is related to the closed portion of the DMF as set forth in Section 5.2 or related to other clinical and non-clinical studies Nymox is conducting in the Territory. Notwithstanding the foregoing, neither Party shall be required to delay a regulatory submission in a manner that affects such Party’s ability to comply with Applicable Law.

4.2.5 Regulatory Records. Each Party shall maintain, or cause to be maintained, records of its Development activities with respect to the Product in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be reasonably complete and accurate and shall properly reflect all work done and results achieved in the performance of such Development activities, and which shall be retained by such Party for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Each Party shall have the right, once a year, during normal business hours and upon reasonable notice, to inspect and copy any such records of the other Party.

4.3 Transfer of Product Documentation. Promptly after the Effective Date, Nymox shall assign and/or transfer to Recordati its entire right, title, and interest in and to any and all Regulatory Approvals, including if relevant IMPDs, relating to the Compound or the Product in the Territory and shall execute and deliver to the EMA (and any other Regulatory Authority in the Territory as reasonably requested by Recordati in writing) a letter in a form approved by Recordati transferring ownership to Recordati of any such Regulatory Approvals, including IMPDs, filed with such Regulatory Authorities in the Territory; provided, however that Nymox shall not be required to assign to Recordati any IMPDs for any Clinical Trials then being conducted by Nymox in the Territory. Nymox shall provide Recordati with complete and accurate copies of all such assigned Regulatory Approvals, as soon as reasonably practicable after Recordati’s written request therefor, but in any event within forty-five (45) days of such request.

4.4 Disclosures. Recordati shall disclose to Nymox in writing any and all Recordati Know-How, Recordati Patents and Regulatory Documentation Developed or prepared or otherwise Controlled by Recordati or any of its Affiliates or its Sublicensees in respect to Recordati Inventions set forth in Section 8.2, promptly after the Development or preparation or acquisition thereof, in each case as reasonably necessary or useful for Nymox to exercise the license granted to it pursuant to Section 2. Nymox shall disclose to Recordati in writing any and all Nymox Know-How, Nymox Patents and Regulatory Documentation Developed or prepared or otherwise Controlled by Nymox or any of its Affiliates or its Sublicensees, promptly after the Development or preparation or acquisition thereof, in each case as reasonably necessary or useful for Recordati to exercise the license granted to it pursuant to Section 2.2.

ARTICLE V.
MANUFACTURING

5.1 Nymox’s Supply of Drug. Nymox shall supply Recordati with all of Recordati’s requirements for the Product in accordance with the terms and conditions set forth in the Supply Agreement entered into by and between Nymox and Recordati on the Effective Date. Save as otherwise expressly set forth in Section 5.1 or elsewhere in this Agreement, the Supply Agreement shall contain provisions as customary in the industry for agreements of a similar nature. For avoidance of doubt, and despite the licenses granted to Recordati herein, Recordati, its Affiliates and Sublicensees shall all be prohibited from manufacturing Compound or Product and from purchasing or receiving Compound or Product from any person or entity other than Nymox or its designee during the term of the Supply Agreement save as provided for therein. The Supply Agreement shall require that [***] The Supply Agreement shall also provide that the [***] supply price to be paid by Recordati for each unit of the Product under the Supply Agreement [***] shall be [***] The Supply Agreement shall also provide that (i) [***] and that, (ii) [***]. The Supply Agreement shall provide further for the manufacturing and supply of Clinical Supplies, including specific planning, delivery and economic conditions therefor.

5.2 Drug Master File. Nymox, either directly or through a Third Party supplier or designee, shall submit and maintain a Drug Master File (DMF) for the Product to the applicable Regulatory Authorities in all countries in the Territory where Recordati (or any of its Affiliates or its Sublicensees) submits, or intends to submit, a Marketing Authorization Application, as well as all other countries in the Territory where the Compound or Product is manufactured or as otherwise required by Applicable Law. Prior to any such submission, Nymox shall provide a copy of the open portion of such Drug Master File to Recordati for its review and comment (which comments shall be considered by Nymox in good faith). Any communications from the Regulatory Authorities to Recordati relating to the DMF shall promptly be referred to Nymox, and, subject to the provisions of Section 4.2.4, Nymox shall be solely responsible for responding to any such communications and resolving any issues with the Regulatory Authorities, in each case to the extent permitted by Applicable Law. Nymox, either directly or through a Third Party supplier, shall file and maintain the DMF in compliance with all Applicable Laws as well as any Regulatory Approval for the Product, and will notify Recordati of any significant communications with the Regulatory Authorities relating to the potential discontinuance and/or withdrawal of the DMF or any Regulatory Approval for the Product, or any safety, efficacy or potency concern relating to the Compound or Product. Recordati will cooperate with Nymox as reasonably necessary to support Nymox’s performance of its obligations under this Section 5.2. During the Term, Nymox shall permit Recordati to cross reference said DMF in its Regulatory Approvals for the Product and will cooperate with Recordati as reasonably necessary to affect such cross reference.

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5.3 Changes to Specifications. To the extent a change to the then-current Specifications for the Product would require the filing of an application for Regulatory Approval (or an amendment or supplement to an existing Regulatory Approval), then except to the extent such changes are required by Applicable Law or Regulatory Authorities, neither Party shall make any such changes to the Specifications, either inside or outside the Territory, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

ARTICLE VI.
COMMERCIALIZATION

6.1 Commercialization of the Product.

6.1.1 General. Recordati shall have the sole right, at its own expense, to Commercialize the Product in the Territory solely for the Initial Indication and all Agreed Indications (if any). Recordati shall use Commercially Reasonable Efforts to Commercialize the Product throughout the Territory for the Initial Indication and all Agreed Indications (if any) in accordance with this Agreement, provided however that Recordati may elect not to Commercialize or to discontinue Commercialization of the Product in any part of the Territory if in its opinion Commercialization in such part of the Territory is likely to be detrimental to the overall Commercialization in the Territory as a whole (including because of reference pricing or other commercial grounds).

6.1.2 Covenant. During the Term, Recordati, its Affiliate and Sublicensees, shall not market, detail, promote or otherwise sell, directly or indirectly, a Competitive Product for the Initial Indication or any Agreed Indications in the Territory. For purposes of this Agreement, [***] is not considered a Competitive Product.

6.2 Commercialization Plan and Implementation. Recordati may review and amend the Commercialization Plan, from time to time during the Term as Recordati desires, with respect to the Commercialization of the Product, as necessary or desirable to Commercialize the Product throughout the Territory, and shall submit such amendments to Nymox. Recordati will consider in good faith any suggestion from Nymox in relation thereto.

6.3 Promotional Materials and Activities.

6.3.1 In General. Recordati shall be responsible, at its sole expense, for preparing all Promotional Materials used to support the Commercialization of the Product for the Initial Indication and all Agreed Indications (if any) in the Territory. Recordati shall ensure that all its Promotional Materials shall be consistent with Applicable Law and with the approved Product Labeling for the Product in the Territory. Recordati shall be responsible for obtaining any Regulatory Approvals from the Regulatory Authorities required for the use of any Promotional Materials for the Initial Indication and all Agreed Indications (if any) in the Territory and shall submit all applicable Promotional Materials to such Regulatory Authorities as required by Applicable Law.

6.3.2 Markings. Subject to Applicable Law, all Promotional Materials, packaging and Product Labeling for the Product used by Recordati, its Affiliates and its Sublicensees in connection with the Product for the Initial Indication and all Agreed Indications (if any) in the Territory shall contain (i) the applicable Trademark for use in Commercialization of the Product in the Territory, (ii) the corporate name and/or logo of Recordati and of Nymox, in a reasonably prominent manner, (iii) the corporate name of the manufacturer, and (iv) if appropriate, the applicable Patent numbers.

6.4 Statements and Compliance with Applicable Law.

6.4.1 Public Statements Regarding Product. In exercising its rights pursuant to this Article VI, Recordati shall use Commercially Reasonable Efforts to prevent claims or representations in respect of the Product or the characteristics of the Product (e.g., safety or efficacy) being made by or on behalf of it or its Affiliates or its Sublicensees (by members of its or their sales force or otherwise) that do not materially represent an accurate or fairly balanced summary or explanation of the Product Labeling for the Product in the country in the Territory in question.

6.4.2 Sales Force Compliance. Recordati, directly or through one or more of its Affiliates or its Sublicensees, shall use Commercially Reasonable Efforts to train and monitor its sales representatives to (i) use only Promotional Materials (without any material addition, deletion or other modification) that are compliant with the requirements of Section 6.3.1 for the promotion of the Product in the Territory, (ii) limit claims of efficacy and safety for the Product to those that are consistent with Applicable Law and with approved (by the appropriate Regulatory Authority, if and to the extent so required by Applicable Law) promotional claims in Product Labeling and Promotional Materials for the Product, and (iii) Commercialize the Product in compliance in all material respects with Applicable Law.

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6.4.3 Medical and Other Inquiries. Recordati (directly or through one or more of its Affiliates or its Sublicensees) shall be responsible with Nymox’s reasonable support for responding to all medical questions or inquiries relating to the Product sold for use in the Field in Territory. Recordati (and such other entities, as applicable) shall keep such records and make such reports as are reasonably necessary to document such communications in compliance with all Applicable Law.

6.4.4 Compliance with Laws. Recordati shall, in all material respects, conform its practices and procedures relating to educating the medical community in the Territory with respect to the Product to the regulations, policies and guidelines of any pharmaceutical industry association of which Recordati is a member, as amended from time to time, and Applicable Law.

6.4.5 Non-Regulatory Clinical Trials. Except as set forth in this Section 6.4.5, Recordati (and its Affiliates) shall only be permitted to sponsor, or participate in (for example, through providing financial support or free Product) Non-Regulatory Clinical Trials of the Compound or Product with Nymox’s prior written consent, not to be unreasonably withheld or delayed. Recordati may sponsor, or may participate in (for example, through providing financial support or free Product) Non-Regulatory Clinical Trials of the Product, without the consent of Nymox, to the extent that such Non-Regulatory Clinical Trials are conducted in the Territory and (i) [***] (ii) [***] (iii) provide for dosing that is within the approved dosing parameters from the Regulatory Approval for the Product in the country or jurisdiction in which the trial is being conducted and (iv) is for the treatment of an approved Indication. In furtherance of the provisions of Section 4.1.2, each Party shall keep the other Party informed with respect to any Non-Regulatory Clinical Trials to be performed by or on behalf of such Party with respect to the Product and shall provide copies of all Data generated thereby to the other Party as and when such Data becomes available.

6.5 Sales and Distribution in the Territory. As between the Parties, Recordati shall have the sole right to, and shall be solely responsible for, invoicing and booking sales of the Product in the Territory, contracting and establishing all terms of such sales (including pricing and discounts), and warehousing and distributing the Product in the Territory, and performing all related services, in each case in a manner consistent with the terms and conditions of this Agreement. As between the Parties, Recordati shall also have the sole right to, and shall be solely responsible for, handling all returns, recalls or withdrawals, order processing, invoicing and collection, distribution and inventory and receivables with respect to the Product in the Territory.

6.6 Adverse Event Reporting. Each Party shall provide the other Party with all information available to such Party that such other Party may reasonably require to comply with its pharmacovigilance responsibilities under Applicable Law with respect to the Product in accordance with the terms and conditions set forth in the Pharmacovigilance Agreement entered into by and between Nymox and Recordati as soon as practicable after the Effective Date.

6.7 Pharmacovigilance Costs. Recordati shall bear all costs incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to adverse events with respect to the Product in the Field in the Territory and Nymox shall bear all costs incurred in connection with the same outside the Territory.

6.8 Recalls.

6.8.1 Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with the Product anywhere in the world, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, immediately (but no later than within twenty-four (24) hours), advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile. As between the Parties, Recordati shall have the sole right to initiate a recall of the Product in the Territory; provided, however that Nymox shall have the right to cause Recordati to initiate a recall with respect to a particular batch of Product in the Territory to the extent such recall is necessary for safety or efficacy reasons as a result of a manufacturing issue with respect to any Product supplied by Nymox pursuant to the Supply Agreement (a “Manufacturing Recall”). If Nymox reasonably believes that a Manufacturing Recall is necessary, Nymox shall notify Recordati thereof in writing and the Parties shall meet or communicate to determine the manner in which any such Manufacturing Recall shall be conducted. Recordati shall conduct any recall of Product in the Field within the Territory and shall have the sole right to determine the manner in which any such recall shall be conducted. Nymox shall have the sole right to decide, in its discretion, whether to conduct a recall, at its expense, of the Product outside the Territory, and the manner in which any such recall shall be conducted.

6.8.2 Expenses. Except as provided in this Section 6.8.2 or in the Supply Agreement, Nymox shall bear the expenses of a recall of the Product outside the Territory (including the Cost of Goods for the Product actually returned or destroyed, the cost of shipping and destruction of same and reasonable administrative costs) and Recordati shall bear the expenses of a recall of the Product inside the Territory (including the Cost of Goods for the Product actually returned or destroyed, the cost of shipping and destruction of same and reasonable administrative costs). If a recall of Product in the Territory is required due to a breach by Nymox of this Agreement, or the negligence or intentional misconduct of Nymox, its Sublicensees, or any of their respective Affiliates or agents, or the failure of the Product to meet Specifications, then Nymox shall bear the expenses of the recall of the Product (including the Cost of Goods for the Product actually returned or destroyed, the cost of shipping and destruction of same and reasonable administrative costs). If a recall outside of the Territory is required due to a breach by Recordati of this Agreement, or the negligence or intentional misconduct of Recordati, a Sublicensee, or any of their respective Affiliates or agents, then Recordati shall bear the expenses of the recall of the Product (including the Cost of Goods for the Product actually returned or destroyed, the cost of shipping and destruction of same and reasonable administrative costs).

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6.9 Unauthorized Sales.

6.9.1 Unauthorized Sales by Recordati. Recordati (a) shall, and shall cause its Affiliates and its Sublicensees to, distribute, market, promote, offer for sale and sell the Product only in the Territory and only for Agreed Indications that have received Regulatory Approval and, to the extent consistent with Applicable Law, (b) shall not, and shall not permit its Affiliates and shall use Commercially Reasonable Efforts to not permit Sublicensees to, distribute, market, promote, offer for sale or sell the Product (i) to any person outside the Territory or (ii) to any person inside the Territory that Recordati, or its Affiliates, or Sublicensees, as applicable, knows is reasonably likely to distribute, market, promote, offer for sale or sell such Product outside the Territory or assist another person to do so. Such Commercially Reasonable Efforts with respect to Sublicensees shall include obtaining their written agreement to an undertaking at least as restrictive with respect to such Sublicensees as the preceding sentence is with respect to Recordati and its Affiliates. [***]

6.9.2 Unauthorized Sales by Nymox. Nymox (a) shall, and shall cause its Affiliates and its Sublicensees to, distribute, market, promote, offer for sale and sell the Product only outside of the Territory or in the Territory for Rejected Indications (subject to Recordati's Right of First Refusal) and, to the extent consistent with Applicable Law, (b) shall not, and shall not permit its Affiliates and shall use Commercially Reasonable Efforts to not permit Sublicensees to, distribute, market, promote, offer for sale or sell the Product (i) to any person inside the Territory except for Rejected Indications (subject to Recordati's Right of First Refusal) or (ii) to any person outside of the Territory that Nymox, or its Affiliates, or Sublicensees, as applicable, knows is reasonably likely to distribute, market, promote, offer for sale or sell such Product inside the Territory or assist another person to do so for an Agreed Indication. Such Commercially Reasonable Efforts with respect to Sublicensees shall include obtaining their written agreement to an undertaking at least as restrictive with respect to such Sublicensees as the preceding sentence is with respect to Nymox and its Affiliates. If Nymox or any of its Affiliates or its Sublicensees receives any orders for the Product for the Territory, it shall refer such orders to Recordati.

6.9.3 Mitigation. To the extent that sales referred to in Section 6.9.1 or Section 6.9.2 have a material negative effect on the sales of the Product by Party in its territory, and if such effect cannot be mitigated, for example due to legal or practical considerations, then the Parties agree to negotiate in good faith towards an agreement pursuant to which the Parties will share the benefits and burdens of such cross territorial transactions in a manner that allows both to substantially preserve and enjoy the benefits of the transaction as reflected in this Agreement.

6.10 Reporting. Recordati shall prepare and maintain reasonably complete and accurate records regarding Commercialization of the Product in the Territory and shall provide to Nymox a detailed report regarding such Commercialization at least [***]. Such report shall contain sufficient detail to enable Nymox to assess Recordati’s compliance with its Commercialization obligations hereunder during the preceding [***] period, including a general description of the following, in each case with respect to the Product, at a minimum in the Key Countries: (i) Recordati’s material activities with respect to promoting, detailing and marketing of the Product in such country(ies); (ii) material pre-launch Commercialization activities; (iii) sales force size and allocation by country; (iv) the nature of promotional activities and Product sampling activities conducted, if any; (v) market and Sales Reports for the Product; and (vi) the conduct of advertising, public relations and other promotional programs, including notable professional symposia and speaker and peer to peer activity programs (which at a minimum shall include such activities when conducted in international congresses) used in the Commercialization of the Product. Subject to any applicable Third Party confidentiality obligations, Recordati shall provide Nymox with such additional information regarding the Commercialization of the Product in the Territory as Nymox may reasonably request from time to time.

6.11 Sales Activities Audit Right. [***], Nymox shall have the right to appoint an independent auditor to review Recordati’s sales force activity in the Key Countries (e.g. by electronic territory management system or other sales force activity monitoring tool) during ordinary business hours and upon reasonable prior written notice (and in a manner so as to not unduly interrupt Recordati’s ongoing business activities) to evaluate performance for the Product and to otherwise audit compliance by Recordati with its Commercialization obligations hereunder. Recordati will collaborate with such audit and Nymox will bear the costs of the external auditor. Recordati shall ensure that all its Affiliates, and shall contractually require that all its Sublicensees that qualify as auditees, will be obliged under similar conditions to allow Nymox, through an independent auditor, to inspect and audit such Affiliates’ and Sublicensees’ sales force activity and relevant Commercialization information solely with respect to the Product. Information disclosed to Nymox or its representation during such audit may not be used for any other purpose than said audit, unless otherwise agreed.

ARTICLE VII.
COLLABORATION MANAGEMENT

7.1 Joint Steering Committee.

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7.1.1 Formation and Purpose. The Parties shall form a Joint Steering Committee (the “Joint Steering Committee” or “JSC”), which shall meet [***] (unless both Parties agree otherwise), to monitor and review the implementation of, and results achieved under, the Development Program. The JSC shall also facilitate the flow of information between the Parties with respect to Development activities being conducted for the Compound or the Product. Except as provided in this Section 7.1, the JSC shall have the membership and shall operate by the procedures set forth in Section 7.2.

7.1.2 Specific Responsibilities of the JSC. In support of its responsibility for overseeing, coordinating and expediting the Development of, and regulatory filings for, the Compound or the Product, the JSC shall have the responsibility to: (i) review and approve the Development Plan (including any updates and amendments thereto), (ii) facilitate the exchange of all information and Data relating to all Clinical Trials, Non-Regulatory Clinical Trials and other Development activities including non-clinical activities in respect of the Compound or the Product; and (iii) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement. Any decision taken by the JSC shall be submitted for written approval to each Parties’ Board of Directors or manager delegated by it.

7.1.3 Membership of the JSC. The JSC shall be composed of [***] representatives appointed by each Party. Each of the Parties shall notify the other Party in writing of the names of each of its initial JSC members within [***] after the Effective Date. A designee of Nymox shall serve as the Chair of the JSC.

7.2 General Provisions Governing the JSC. The following provisions shall govern the conduct of the JSC and such other committees as the JSC may establish from time to time under this Agreement (each, a “Committee”), except as otherwise expressly provided elsewhere in this Agreement or as agreed to by the Parties in writing.

7.2.1 Membership. Each Committee shall include an equal number of representatives of each of the Parties, each with the requisite experience and seniority to enable him or her to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of such Committee. From time to time, each Party may change one or more of its representatives on a Committee upon written notice to the other Party.

7.2.2 Meetings and Minutes. Each Committee shall meet at locations designated alternately by Nymox and by Recordati, with the first location to be designated by Nymox. Committees may also conduct meetings by conference call, videoconference or other means provided that all participants are able to hear and be heard throughout the meeting. The chairperson of the Committee shall be responsible for calling meetings, provided that the chairperson shall call a meeting of the Committee promptly upon the reasonable request of either Party. The requesting Party shall disclose to the other Party the proposed agenda for a meeting along with appropriate information within a reasonable period of time in advance of such meeting of the applicable Committee. The Chair shall prepare and circulate, for review and approval by the Committee members, minutes of such meeting within [***] after such meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than [***] from the date of the meeting.

7.2.3 Procedural Rules. A Committee shall have the right to adopt such standing rules as shall be necessary for its work to the extent that such rules are not inconsistent with this Agreement. A quorum of a Committee shall exist whenever there is present at a meeting at least one representative appointed by each Party. Members of a Committee may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. Representation by proxy shall be allowed. A Committee shall take action by consensus of the members present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by a representative of each of the members of the Committee. Employees or consultants of either Party that are not members of a Committee may attend any meeting of such Committee; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of such Committee and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article X.

7.2.4 Dispute Resolution. The JSC and all other Committees shall endeavour to decide all matters and resolve all disputes by consensus. If a Committee (other than the JSC) cannot, or does not, reach consensus on an issue as set forth in Section 7.2.3 within [***] after such issue is first presented to such Committee, then the dispute shall be referred to the JSC for resolution and a special meeting of the JSC may be called for such purpose. If the JSC cannot, or does not, reach consensus on an issue as set forth in Section 7.2.3 within [***] after such issue is first presented to the JSC for resolution, including any dispute arising in another Committee, then the provisions set forth in Section 11.2.1 shall apply.

7.2.5 Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in a Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. No Committee shall have the power to amend, modify or waive compliance with this Agreement.

7.2.6 Decision-making Standard. All decisions and other actions of the JSC shall be made in good faith and with due care, after consideration of the reasonably available information with the intention that the resulting decision or actions will conform to, or be consistent with, the provisions and requirements of this Agreement.

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7.2.7 Interactions Between Committees and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Each Committee shall establish procedures to facilitate communications between such Committee and the relevant internal committee, team or board of each of the Parties in order to maximize the efficiency of the Committees and the performance of the Parties of their obligations under this Agreement, including by requiring appropriate members of such Committee to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.

ARTICLE VIII.
INTELLECTUAL PROPERTY, KNOW HOW

A. INVENTIONS

8.1 Nymox Inventions. In the event that during the Term, Nymox, its Affiliates or its Sublicensees Develops any Inventions in the Field with respect to the Product or the Compound that are Controlled-by Nymox or its Affiliates, Nymox shall furnish Recordati with timely written notice of such Inventions. As to such Inventions that are Improvements and Enhancements, Nymox shall furnish Recordati with a complete written disclosure of any such Improvements and Enhancements promptly after conception of such Improvements and Enhancements, with the goal of making such disclosure within a [***] period. When Data has been produced relating to such Improvements and Enhancements in the Field, Nymox shall furnish Recordati with a Data package which, in Nymox’s reasonable opinion, contains all material information, Know-How and other Data available to Nymox that would be useful for Recordati to obtain Regulatory Approvals in the Territory for such Improvements and Enhancements, and to implement such Improvements and Enhancements in Recordati’s manufacture, production, research, Development, packaging, marketing, promotion, distribution, sale and/or use of Product in the Field in the Territory. All such information, Know-How and other Data with respect to any such Improvements and Enhancements shall be deemed to constitute Nymox Know-How, and Recordati shall have the right to use such Nymox Know-How, at no additional charge in accordance with Section 2.1 and the other terms and conditions, and subject to the limitations, of this Agreement. As to Inventions in the Field Controlled by Nymox that are not Improvements and Enhancements and relate to the Product or the Compound, Nymox shall furnish Recordati with a complete written disclosure of any Inventions promptly after the conception of such Inventions. Recordati shall have the right to use any such Inventions in the Field at no additional charge, in accordance with Section 2.1 and the other terms and conditions, and subject to the limitations, of this Agreement.

8.2 Recordati Inventions. In the event that during the Term Recordati, its Affiliates or its Sublicensees Develops any Inventions in the Field with respect to the Product or the Compound that are Controlled by Recordati or its Affiliates, Recordati shall furnish Nymox with timely written notice of such Recordati Inventions. As to such Inventions that are Improvements and Enhancements, Recordati shall furnish Nymox with a complete written disclosure of any such Improvements and Enhancements promptly after conception of such Improvements and Enhancements, with the goal of making such disclosure within [***] period. When Data has been produced relating to such Improvements and Enhancements in the Field, Recordati shall furnish Nymox with a Data package which, in Recordati’s reasonable opinion, contains all material information, Know-How and other Data available to Recordati that would be useful for Nymox to obtain Regulatory Approvals outside the Territory for such Improvements and Enhancements, and to implement such Improvements and Enhancements in Nymox’s manufacture, production, research, Development, marketing, distribution, sale and/or use of Product in the Field outside the Territory. All such information, Know-How and other Data with respect to any such Improvements and Enhancements shall be deemed to constitute Recordati Know-How, and Nymox shall have the right to use such Recordati Know-How in accordance with Section 2.2 and the other terms and conditions, and subject to the limitations, of this Agreement. As to Recordati Inventions in the Field Controlled by Recordati that are not Improvements and Enhancements and relate to the Product or the Compound, Recordati shall furnish Nymox with a complete written disclosure of any Inventions promptly after the conception of such Inventions. Nymox shall have the right to use any such Inventions in the Field in accordance with Section 2.2 and the other terms and conditions, and subject to the limitations, of this Agreement.

B. OWNERSHIP AND MAINTENANCE

8.3 Ownership of Intellectual Property Rights. Recordati hereby acknowledges that all of the Nymox Intellectual Property is owned or Controlled by Nymox. Nymox hereby acknowledges that all of the Recordati Intellectual Property is owned or Controlled by Recordati. Neither Party shall acquire any rights, title or interest whatsoever in or to any Intellectual Property rights of the other Party hereunder, except as specifically provided in the Agreement. Without limiting the generality of this provision, a Party shall not utilize any intellectual property rights, trademarks, patents, copyrights or know-how belonging to the other Party for any purpose whatsoever, except as specifically authorized in this Agreement or by separate agreement.

8.4 Ownership of Inventions. In the event that a Party conceives, Develops, discovers or acquires any Inventions with respect to the use of the Product and/or Compound, subject to the provisions of Section 8.1 or Section 8.2, as the case may be, that Party shall be the sole owner of all Intellectual Property rights in and to such Invention and shall have the sole right, and shall be solely responsible, for applying for, obtaining, and bearing all costs and expenses associated with, all Patents and other Intellectual Property rights with respect to such Invention, as that Party determines to be necessary or appropriate, in its sole discretion, subject in all cases to the provisions of this Section VIII. Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are Developed, made or conceived by such employees according to the ownership principles described in this Section 8.4. Each Party will require its Affiliates, agents or independent contractors performing any Development activity pursuant to this Agreement to assign to such Party all Inventions that are Developed, made or conceived by such agents or independent contractors according to the ownership principles described in Section 8.4 and shall impose such assignment requirements on its Sublicensees that perform any Development activity pursuant to this Agreement.

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8.5 Prosecution and Maintenance of Patents for Nymox Inventions and Recordati Inventions. Recordati shall prepare all Patents for Recordati Inventions. Recordati shall at its own expense and subject to good business judgment be responsible for filing, prosecuting, and maintaining Patents for Recordati Inventions in countries within or outside the Territory (at Recordati’s choice) subject to the following provisions. Recordati shall be responsible for filing, prosecuting and maintaining Recordati Patents for Recordati Inventions outside the Territory in countries selected by Nymox. All reasonable costs associated with filing, prosecuting and maintaining Recordati Patents in countries selected by Nymox shall be borne by Nymox. Nymox shall prepare all Patents for Nymox Inventions. Nymox shall at its own expense and subject to good business judgment be responsible for filing, prosecuting, and maintaining Patents for Nymox Inventions in countries outside the Territory (at Nymox’s choice) and within the Territory. Each Party hereto shall keep the other Party informed about the existence and status of any Patent filings pertaining to a Recordati Invention or a Nymox Invention, respectively. The Party responsible for prosecution and maintenance will in due time make information available to the other Party that is relevant for material issues of filing, prosecuting or maintaining such Patents and Patent applications and will consider in good faith advice or lawful suggestions furnished by such other Party. In the event that Recordati decides not to apply for Patent protection in a jurisdiction of interest to Nymox outside the Territory as set forth above for a Recordati Invention it will inform Nymox of such decision and offer to assign to Nymox, at no cost to Nymox, the right to file Patent applications claiming such Inventions in such jurisdictions of interest to Nymox, in Nymox’s own name and Nymox shall own all right, title and interest in and to such Patent applications and any Patents issuing therefrom in such jurisdictions. In the event that Nymox decides not to apply for patent protection in a jurisdiction of interest to Recordati within the Territory as set forth above for a Nymox Invention it will inform Recordati of such decision and offer to assign to Recordati, at no cost to Recordati, the right to file patent applications claiming such Inventions in such jurisdictions of interest to Recordati, in Recordati’s own name and Recordati shall own all right, title and interest in and to such patent applications and any patents issuing therefrom in such jurisdictions. Nymox will provide Recordati with an annually-updated Patent status report that includes in detail the identification and status of each Patent in Nymox Intellectual Property including information on annuity payment status. Recordati will provide Nymox with an annually-updated Patent status report that includes in detail the identification and status of each Patent in Recordati Intellectual Property including information on annuity payment status.

8.6 Joint Ownership. The Parties will jointly own within the Territory any Intellectual Property made or acquired jointly.

8.7 Prosecution of Patents for Jointly Owned Inventions. Promptly after conception of jointly owned Inventions, the Parties shall confer to determine whether to seek Jointly Owned Patents for such Inventions. As to those Inventions selected for filing of Jointly Owned Patents, the Parties shall jointly be responsible for preparing, filing, prosecuting, and maintaining Jointly Owned Patents in countries within or outside the Territory (as the Parties may agree) all in accordance with the Parties overall prosecution and maintenance strategy; provided that Nymox shall take the lead in determining and implementing such strategy in jurisdictions outside of the Territory and Recordati shall take the lead in determining and implementing such strategy in jurisdictions within the Territory. All reasonable out of pocket expenses associated with preparing, filing, prosecuting and maintaining Jointly Owned Patents shall be equally shared by the Parties, provided that if either Party does not desire to file or maintain such a Patent application or Patent, it shall notify the other Party of that desire and it shall, at such other Party’s request, assign to such other Party the right to file Patent applications claiming such Inventions in such jurisdictions, in such other Party’s own name, and such other Party shall own all right, title and interest in and to such Patent applications and any Patents issuing therefrom in such jurisdictions and such Patent applications and any Patents issuing therefrom shall no longer by subject to the licenses granted herein (and the assigning Party shall thereafter not be obligated to share in any costs thereof). To the extent filing and prosecution is conducted through an external patent law firm this will be a mutually acceptable law firm. Nymox’s interest in Jointly Owned Patents shall be deemed included in the license granted to Recordati under Section 2.1 hereabove and Recordati’s interest in such Jointly Owned Patents shall be deemed included in the license granted to Nymox under Section 2.2 hereabove.

8.8 Offer of Assignment. The Party receiving an offer hereunder of assignment of any Patent or application therefore, shall accept or decline the offer in writing within [***] after receipt of such offer. The failure to respond in writing to any such offer shall be construed as declining the offer and as authority for the offering Party to abandon and/or discontinue maintaining any Patents or Patent applications covered by such offer. If such an offer of assignment is accepted, the assigning Party shall at no cost to the other Party execute all lawful documents required to assign such Patent or prosecute and maintain such Patents and applications, and to transfer ownership of such Patents or applications to the Party requesting an assignment in response to an offer to assign as set forth herein, and such Patent applications and any Patents issuing therefrom shall no longer be subject to the licenses granted herein.

8.9 Failure to Maintain Nymox Patents. In no event will Nymox permit any of the Nymox Patents that are owned by Nymox or any of its Affiliates to be abandoned in any country in the Territory without Recordati first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of such Nymox Patents. In the event that Nymox decides not to continue the prosecution or maintenance of such a Patent application or Patent within the Nymox Patents in any country in the Territory, Nymox shall provide Recordati with written notice of this decision at least[***] prior to any pending lapse or abandonment thereof. In such event, Nymox shall provide Recordati with an opportunity to assume responsibility for the further prosecution and maintenance of such Patent application and any Patent issuing thereon, at its own cost. In the event that Recordati provides notice of its desire to assume responsibility for such prosecution and maintenance, Nymox shall promptly transfer the responsibility for such prosecution and maintenance of such Patent applications and Patents to patent counsel selected and directed by Recordati, at Recordati’s sole expense. With respect to Nymox Patents that are not owned by Nymox, Nymox shall do the following: (a) if Nymox has a contractual right to assign to Recordati control over prosecution and maintenance of such Patent applications and Patents in the Territory if they are otherwise to be abandoned, Nymox will provide notice to Recordati of such pending abandonment and, if Recordati provides notice of its desire to assume responsibility for such prosecution and maintenance, then Nymox shall promptly transfer the responsibility for such prosecution and maintenance of such Patent applications and Patents to patent counsel selected, and directed, by Recordati, at Recordati’s sole expense or (b) if Nymox does not have the contractual right to assign to Recordati control over prosecution and maintenance, then Nymox shall prosecute and maintain such Patent applications and Patents in the Territory.

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8.10 Failure to Maintain Recordati Patents. In no event will Recordati permit any of the Recordati Patents that are owned by Recordati or any of its Affiliates to be abandoned in any country outside the Territory without Nymox first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of such Recordati Patents. In the event that Recordati decides not to continue the prosecution or maintenance of such a Patent application or Patent within the Recordati Patents in any country outside the Territory, Recordati shall provide Nymox with written notice of this decision at least [***] prior to any pending lapse or abandonment thereof. In such event, Recordati shall provide Nymox with an opportunity to assume responsibility for the further prosecution and maintenance of such Patent application and any Patent issuing thereon, at its own cost. In the event that Nymox provides notice of its desire to assume responsibility for such prosecution and maintenance, Recordati shall promptly transfer the responsibility for such prosecution and maintenance of such Patent applications and Patents to patent counsel selected and directed by Nymox, at Nymox’s sole expense. With respect to Recordati Patents that are not owned by Recordati, Recordati shall do the following: (a) if Recordati has a contractual right to assign to Nymox control over prosecution and maintenance of such Patent applications and Patents outside the Territory if they are otherwise to be abandoned, Recordati will provide notice to Nymox of such pending abandonment and, if Nymox provides notice of its desire to assume responsibility for such prosecution and maintenance, then Recordati shall promptly transfer the responsibility for such prosecution and maintenance of such Patent applications and Patents to patent counsel selected, and directed, by Nymox, at Nymox’s sole expense or (b) if Recordati does not have the contractual right to assign to Nymox control over prosecution and maintenance, then Recordati shall prosecute and maintain such Patent applications and Patents outside the Territory.

8.11 Defence of Data Exclusivity. Recordati, in good faith consultation with Nymox, will determine a strategy to obtain and defend Data Exclusivity for the Product in the Territory. Each Party will promptly make available to the other Party any available information that is relevant for any material issue of obtaining or defending the Data Exclusivity for the Product in the Territory. Each Party will provide any lawful formal support, signatures, evidence or other documents relevant to the defending Party with respect to such Data Exclusivity. The out of pocket expenses relating to obtaining or defending Data Exclusivity in the Territory will be the sole responsibility of Recordati. Nymox’s interest in the Data Exclusivity shall be deemed included in the license granted to Recordati hereunder and Recordati’s interest in such Data Exclusivity shall be deemed included in the license granted to Nymox under Section 2.2 hereinabove.

C. INFRINGEMENT

8.12 Infringement by Third Parties within the Territory. If, during the Term of this Agreement either Party becomes aware of any Third Party infringement or threatened infringement of any of the Nymox Intellectual Property or Recordati Intellectual Property or any unauthorized use thereof, the following provisions shall apply:

(a) To the extent a Party Controls (for purposes of this Agreement) Intellectual Property of a Third Party (a “Third Party Licensor”) as a result of a license or other grant of rights to such Intellectual Property from such Third Party (such Intellectual Property, the “In-LicensedRights”, and the agreement granting such rights to such Intellectual Property, the “In-License”), the terms of such In-License shall govern efforts to prevent, prohibit or terminate any actual or threatened infringement or unauthorized use of the In-Licensed Rights granted pursuant to such In-License; provided that, the Party Controlling the In-Licensed Rights shall use Commercially Reasonable Efforts to obtain from the Third Party Licensor the right to respond to such infringement or unauthorized usage as provided in this Section 8.12. Moreover, each Party and its Affiliates and its Sublicensees shall be required to take such measures as may be reasonably necessary or convenient to enable such Party to fulfil its obligations hereunder pertaining to the prosecution, maintenance and enforcement of any In-Licensed Rights as provided in any In-License. The remaining provisions of this Section 8.12 are subject to this Section 8.12(a). Notwithstanding the foregoing, (i) Annex F sets forth a list of all Nymox Intellectual Property which is an In-Licensed Right, together with the applicable In-Licenses, as of the Effective Date, (ii) with respect to Intellectual Property (under an In-License) licensed by Nymox to Recordati hereunder as of the Effective Date, the rights granted to Recordati pursuant to this Section 8.12 and Section 8.13 with respect to such Intellectual Property shall only be subject to the rights of a Third Party Licensor to the extent set forth on Annex F and (iii) with respect to new Intellectual Property (under an In-License) licensed by Nymox to Recordati hereunder as a result of Nymox (or any of its Affiliates) entering into a new In-License after the Effective Date, the rights granted to Recordati pursuant to this Section 8.12 and Section 8.13 with respect to such new Intellectual Property shall be subject to the rights of such Third Party Licensor as set forth in such new In-License.

(b) The Party having such Knowledge shall promptly give notice to the other Party, with all available details of such infringement. For purposes of this Section 8.12 only, Jointly Owned Patents will be treated as Nymox Patents (and not Recordati Patents) for all purposes outside the Territory and will be treated as Recordati Patents (and not Nymox Patents) for all purposes in the Territory.

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(c) Recordati shall have the first right, but not the obligation, to bring suit for infringement in the Territory in its name, or in the name of Nymox if necessary, at its own expense, to restrain such infringement or unauthorized use and to recover profits and damages, or to otherwise halt the infringement. Nymox agrees to being joined as a Party plaintiff in any such suit and to cooperate in the prosecution thereof as is reasonably necessary, at the expense of Recordati. If Recordati decides to undertake such suit, then Recordati shall have the sole right to control prosecution, and the right to settle such action, provided, however that to the extent such infringement relates to Nymox Intellectual Property, any such settlement shall require the prior written consent of Nymox, which consent shall not be unreasonably withheld. Nymox shall provide Recordati with such assistance as Recordati shall reasonably request in connection with any action to prevent or enjoin any such infringement or unauthorized use of the Nymox Intellectual Property or Recordati Intellectual Property.

(d) If Recordati fails to initiate suit or otherwise halt such infringement or unauthorized use of the Nymox Intellectual Property or Recordati Intellectual Property in the Territory within [***] after becoming aware of any such infringement, in the first instance or by notice from Nymox, then Nymox, at any time prior to Recordati thereafter filing an action for infringement, shall have the right but not the obligation, at its own expense, to take such action in its own name as it deems necessary or appropriate. Recordati shall cooperate with Nymox as is reasonably necessary in any such action brought by Nymox and at no expense to Nymox. Recordati may elect to join or intervene in any such action brought by Nymox in its own name, at the expense of Recordati, and be represented by its own counsel. If Nymox brings legal action for Patent infringement or to otherwise halt unauthorized use of the Nymox Intellectual Property or Recordati Intellectual Property, Nymox shall have the sole right to control prosecution, and the right to settle such action with the prior written consent of Recordati, which consent shall not be unreasonably withheld.

(e) Nymox shall have the first right, but not the obligation, to bring suit for infringement outside the Territory in its name, or in the name of Recordati if necessary, at its own expense, to restrain such infringement or unauthorized use and to recover profits and damages, or to otherwise halt the infringement. Recordati agrees to being joined as a Party plaintiff in any such suit and to cooperate in the prosecution thereof as is reasonably necessary, at the expense of Nymox. If Nymox decides to undertake such suit, then Nymox shall have the sole right to control prosecution, and the right to settle such action, provided, however that to the extent such infringement relates to Recordati Intellectual Property, any such settlement shall require the prior written consent of Recordati, which consent shall not be unreasonably withheld. Recordati shall provide Nymox with such assistance as Nymox shall reasonably request in connection with any action to prevent or enjoin any such infringement or unauthorized use of the Recordati Intellectual Property or Nymox Intellectual Property.

(f) If Nymox fails to initiate suit or otherwise halt infringement or unauthorized use of the Recordati Intellectual Property outside the Territory within [***] after becoming aware of any such infringement, in the first instance or by notice from Recordati, then Recordati, at any time prior to Nymox thereafter filing an action for infringement, shall have the right but not the obligation, at its own expense, to take such action in its own name as it deems necessary or appropriate. Nymox shall cooperate with Recordati as is reasonably necessary in any such action brought by Recordati and at no expense to Recordati. Nymox may elect to join or intervene in any such action brought by Recordati in its own name, at the expense of Nymox, and be represented by its own counsel. If Recordati brings legal action for Patent infringement or to otherwise halt unauthorized use of the Recordati Intellectual Property, Recordati shall have the sole right to control prosecution, and the right to settle such action with the prior written consent of Nymox, which consent shall not be unreasonably withheld.

(g) The Parties hereby agree and acknowledge that, notwithstanding the provisions of this Section 8.12, a Party shall not have the right to bring a suit or other action against a Third Party for infringement or unauthorized use of any Platform Patent (as defined below) owned or Controlled by the other Party to the extent that the Party owning or Controlling such Platform Patent determines (in its sole discretion) that taking action against a Third Party would put such Platform Patent at risk of being rendered invalid or unenforceable in connection with such suit or other action. As used herein, the term “Platform Patent” means a Patent that claims a technology that is used in the Product and which is also used in another product, including, for example, a patented formulation technology.

(h) In the event any monetary recovery is obtained in connection with any action taken pursuant to Section 8.12(c), (d), (e) or (f) above, such recovery shall be applied in the following priority: first, to reimburse Nymox and Recordati by the proportion and up to the extent of their out-of-pocket expenses (including reasonable attorneys’ fees) in prosecuting such action; and second, the remainder (if any) to be shared equally between Recordati and Nymox (including sharing equally any recoveries that Nymox is entitled to receive in connection with the enforcement of In-Licensed Rights pursuant to an In-License after Nymox recovers any out-of-pocket expenses incurred in connection with such activities).

8.13 Claimed Infringement of Third Party Rights in the Territory. Each of the Parties will notify the other promptly in writing in the event that it becomes aware of or suspects any claim, threat of, or suit for infringement by any Third Party directed against the manufacture, packaging, use, sale, offer to sell or import of Product in the Territory. The Parties will support each other with advice or any statements or documents to support the defence of any such claims or suits.

8.14 Updates. Unless otherwise agreed, each Party will provide and update free of cost during the Term, copies of any physical embodiment of Know-How subject to a license granted hereunder, and complete copies of any Patents claiming Intellectual Property subject to a license granted hereunder and applied for or granted after the Effective Date, including any relevant prosecution information thereof. The Parties will provide and update free of cost during the Term and at least on an annual basis complete copies of any Patents granted from the Nymox Intellectual Property or Recordati Intellectual Property, and information about Data Exclusivity, after the Effective Date, including any relevant prosecution information thereof.

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D. TRADEMARKS

8.15 Trademarks. The JSC will be responsible for selecting a trademark(s) for the use on or in connection with the Product in the Territory (the “Product Trademark(s)”). Nymox will be responsible for registration and defence of such Product Trademark(s) outside of the Territory and will be the sole owner of such Product Trademark outside of the Territory. Recordati will be responsible for registration and defence of such Product Trademark(s) in the Territory and will be the sole owner of such Product Trademark in the Territory. The JSC will aim to select trademark(s) that are suitable as global trademarks, provided, however, that Recordati may determine to seek unique trademarks or additional trademarks, different from the Product Trademark(s) for inside the Territory or a part thereof if it determines that a global trademark would negatively affect Commercialization of the Product in the Territory or a part thereof or if Recordati considers to co-market the Product in some of the countries of the Territory. Each Party shall use Commercially Reasonable Efforts to ensure that the nature and quality of their use of the Product Trademarks do not detract from the goodwill associated with such Product Trademarks. Neither Party shall file any application to register any mark that is confusingly similar to the Product Trademark at any time during the Term or thereafter. Neither Party shall challenge the other Party’s title to or rights in such Product Trademarks. Each Party shall ensure that the Product Trademarks are (a) used in conjunction with the ® or ™ designations as applicable; (b) not modified by in any manner without the prior written consent of the other Party (such consent not to be unreasonably withheld); (c) not combined with any other terms or designs as a composite mark or otherwise used with any other terms or designs in a manner that materially tarnish or dilute such Product Trademarks without the other Party’s prior written consent.

8.16 Product Trade Dress. The Product will be supplied by Nymox in accordance with the Supply Agreement and presented in packaging and trade dress selected and owned by Recordati in the Territory.

8.17 Marking. In conjunction with the Commercialization of Product, Recordati, its Affiliates and its Sublicensees shall, to the extent required by Applicable Law and Regulatory Authorities approvals, explicitly refer to any relevant Nymox Patents and the Nymox license. All Product shipped, marketed, or sold by Recordati, its Affiliates and its Sublicensees shall be marked on the package, on the package insert, or as otherwise required by Applicable Law, with all relevant patent numbers of the Nymox Patents as reasonably requested by Nymox to preserve all rights with respect to such Patents under Applicable Law, provided that such marking obtains approval by the relevant Regulatory Authorities in the Territory. All Product shall be marked to indicate that it is sold under license by Nymox as required by law or required by Nymox. To the extent any Nymox Trademarks are used, such use shall be consistent with guidelines to be supplied by Nymox, which guidelines shall be reasonable and consistent with prevailing industry standards and Applicable Law.

E. DOMAIN NAMES

8.18 Domain Names. Recordati shall use Commercially Reasonable Efforts to register and maintain in the Key Countries of the Territory, at its sole cost, and to the extent allowed by Applicable Law, the ccTlds (“Country Code Top Level Domain”), including the ccTld .eu, of the Product Trademark(s) used in the Key Countries of the Territory. Recordati may do so at its discretion in the other countries of the Territory. Recordati will be responsible for registration and defence of such ccTlds names and will be their sole owner in the Territory. Nymox shall be responsible for registration and defence of the gTld .com (“Generic Top Level Domain”) of the Product Trademark(s) within and outside the Territory and shall be responsible for registration and defence and will be the sole owner of such ccTlds names outside of the Territory. Each Party shall use Commercially Reasonable Efforts to operate such sites in accordance with Applicable Law.

F. COOPERATION

8.19 Coordination of Intellectual Property. The Parties shall cooperate in good faith on strategic issues with respect to the Intellectual Property related to the Compound or Product on a global basis, including:

(a) Preparing a global Patent strategy for the Compound and/or Product and/or any Inventions.

(b) Discuss upcoming actions needed to be taken with respect to Nymox Patents, Recordati Patents, Joint Owned Patents or Inventions, that is in compliance with the global Patent and freedom to operate strategy.

(c) Discuss any Third Party rights of potential relevance to the Development or Commercialization of the Product inside the Territory and define a strategy for dealing with such rights.

(d) The Parties shall endeavour to promptly resolve any disagreement regarding such Intellectual Property through communication between Chief Patent Counsel (or equivalent) of each Party, or his/her delegate.

ARTICLE IX.
REPRESENTATIONS, WARRANTIES AND COVENANTS

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9.1 Mutual Representations and Warranties and Covenants.

9.1.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) Power. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all requisite power and authority, corporate or otherwise, to conduct its business and to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. The execution, delivery and performance by it of this Agreement has been duly authorized by all necessary corporate action and does not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation, written or oral, to which it (or any of its Affiliates) is a party or by which it (or any of its Affiliates) or its (or any of its Affiliate’s) assets may be bound or affected. No authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement.

(c) Binding Agreement. This Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it (i) does not conflict with any agreement, instrument or understanding, oral or written, to which it (or any of its Affiliates) is a party or by which it (or any of its Affiliates) may be bound, and (ii), to its Knowledge, does not violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.1.2 Mutual Covenants. Each Party hereby covenants to the other Party that:

(a) Grant of Rights; Maintenance of Agreements. It (and its Affiliates) will not during the Term, grant any right to any Third Party that would conflict with the obligations or rights granted to the other Party hereunder. It (and its Affiliates) has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including Patent filings) necessary to perform its obligations hereunder, including by making all required payments thereunder.

(b) Compliance with Standards and Guidelines. Any Development, manufacturing, marketing and sale of Product shall be conducted by it (and its Affiliates) in compliance with cGLP, cGCP and cGMP standard, as applicable to such activities, and all other Applicable Laws.

9.2 Representations, Warranties and Covenants of Nymox to Recordati.

9.2.1 Representations and Warranties of Nymox. Except as otherwise disclosed on Schedule 9.1 (the “Nymox Disclosure Schedules”), Nymox makes the following representations and warranties to Recordati as of the Effective Date and, limited to the representations and warranties under letters (a) and (e), throughout the Term. In the event, during the Term, Nymox becomes aware that any of these representation or warranties are no longer accurate, Nymox will provide prompt written notice to Recordati specifying the respect in which such representations or warranties are no longer accurate, provided that Nymox shall take no action nor suffer that others take unopposed action in such a manner that such representation or warranties become no longer accurate.

(a) Nymox has title to, owns or Controls the Nymox Patents, the Nymox Know-How and all of the other Nymox Intellectual Property licensed to Recordati pursuant to this Agreement;

(b) Annex C sets forth a true and complete list of the Nymox Patents as of the Effective Date, indicating the current status, date and country of filing and issuance, related to the Compound or Product in the Territory;

(c) Nymox has no Knowledge of any information that would render invalid and/or unenforceable any of the Nymox Patents and none of the Nymox Patents are currently involved in any interference, reissue, reexamination, or opposition proceeding;

(d) There are no claims or actions of which Nymox (or any of its Affiliates) has received notice, and, to Nymox’s Knowledge, there are no allegations made, pending, or threatened, in any court or tribunal or before any governmental agency specifically alleging that any of the Nymox Intellectual Property is invalid, unenforceable or that the use of any such Nymox Intellectual Property (including the use in the Development, manufacturing and Commercialization of Product) constitutes an infringement or misappropriation of Intellectual Property owned by a Third Party;

(e) Nymox has not (and its Affiliates have not) granted any rights related to the Compound or Product to any Third Party which would conflict with the rights granted to Recordati hereunder;

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(f) To Nymox’s Knowledge, the research, Development, Manufacture, importation, packaging, use, Commercialization, sale, storage, or handling of the Compound or the Product in the Territory do not infringe any Intellectual Property rights of any Third Party.

(g) All documents and information provided by Nymox to Recordati relating to the Compound and the Product are accurate, not misleading and free from material omissions and no material fact or circumstance that could reasonably be anticipated to materially impair the commercial value of the Compound or the Product in the Territory has been withheld from Recordati.

(h) Nymox has not been debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its Knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the USA and/or European Union for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its Knowledge, no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of Compound or Product supplied to Recordati under this Agreement;

9.3 Representations, Warranties and Covenants of Recordati to Nymox.

9.3.1 Representations and Warranties of Recordati. Except as otherwise disclosed on Schedule 9.2 (the “Recordati Disclosure Schedules”), Recordati makes the following representations and warranties to Nymox as of the Effective Date. In the event, during the Term, Recordati becomes aware that any of these representation or warranties are no longer accurate, Recordati will provide prompt written notice to Nymox specifying the respect in which such representations or warranties are no longer accurate, provided that Recordati shall take no action nor suffer that others take unopposed action in such a manner that such representation or warranties become no longer accurate.

(a) Recordati has been provided access to, and has had the opportunity to review all material documents provided by Nymox relating to the Compound and the Product and has had the opportunity to bring up any material issue of conflict or other relevance.

(b) Recordati has sufficient expertise, experience, personnel and resources to evaluate all material information and Data relating to the Nymox Intellectual Property, the Compound and the Product provided or made available by Nymox.

(c) Recordati has not been debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its Knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the USA and/or European Union for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its Knowledge, no individual or firm debarred by any governmental authority will participate in the research, Development or Commercialization of the Compound or Product by or on behalf of Recordati under this Agreement.

9.4 Recovery. No Party shall (i) recover from the other Party more than once for a single cause of action under any liability or warranty granted under this Agreement or (ii) recover if such Party has been relieved by or has recovered from a Third Party.

9.5 LIMITATION OF LIABILITY. NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, (I) NOTHING IN THIS SECTION 9.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE XIII AND (II) NOTHING IN THIS SECTION 9.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY TO THE EXTENT A THIRD PARTY RECOVERS ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES FROM THE OTHER PARTY.

9.6 Express Warranties. Any claims the Parties may have for breach of warranty shall be based solely on the warranties expressly set forth in this Agreement. Notwithstanding the foregoing, nothing herein shall relieve any Party from any liability for fraud.

9.7 DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT NEITHER PARTY MAKES ANY REPRESENTATIONS NOR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, OR WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED HEREUNDER, THE COMPOUND OR THE PRODUCT, OR THAT THE USE OF SUCH INTELLECTUAL PROPERTY, COMPOUND, PRODUCT OR ANYTHING DEVELOPED OR SOLD UNDER THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS. THE LIMITED WARRANTIES CONTAINED IN THIS AGREEMENT ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES AND ARE MADE EXPRESSLY IN LIEU OF AND, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, EXCLUDE ANY IMPLIED REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR TITLE, OR THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION OR THAT ANY PATENT WHICH ISSUES OR IS ALREADY ISSUED WILL BE OR IS VALID OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THE USE OF ANY INTELLECTUAL PROPERTY WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANOTHER PERSON, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY ANY STATUTE, COMMON LAW, OR OTHERWISE ARE HEREBY DISCLAIMED BY EACH PARTY.

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ARTICLE X.
CONFIDENTIALITY

10.1 Undertaking. Unless provided herein otherwise, each Party shall keep confidential, and shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other confidential or proprietary Knowledge, information, documents or materials, owned, Developed or first acquired by the other Party, including without limitation, any such information as was disclosed pursuant to the Confidentiality Agreement (the “Information”), whether in tangible or intangible form, such Information including but not limited to Nymox Intellectual Property and Recordati Intellectual Property.

10.1.1 Each Party shall use reasonable care (but in no case less than the degree of care such Party uses with its own Information) to prevent the unauthorised use and disclosure of the other Party’s Information, and to prevent unauthorised persons or entities from obtaining or using such Information.

10.1.2 Each Party may disclose any Information to its Affiliates, officers, employees and agents (including attorneys and consultants), to its Sublicensees and subcontractors, in connection with the research, Development, manufacture, packaging and Commercialization of the Compounds or Product, to the extent necessary to enable such Parties to perform their obligations hereunder or under the applicable Sublicense or subcontract, as the case may be; provided, that such Affiliates, officers, employees, agents (including attorneys and consultants), Sublicensees and subcontractors are subject to obligations of confidentiality and non-use at least as strict as those contained in this Agreement and that Nymox or Recordati, as applicable, shall enforce such obligations in a diligent manner.

10.1.3 Neither Party shall make any use of the other Party’s Information except as expressly permitted hereunder.

10.1.4 Each Party shall be liable for any unauthorised use and disclosure of such information by its officers, employees and agents, Affiliates and any such Sublicensees and subcontractors.

10.2 Exceptions. The provisions of Section 10.1 hereof shall not apply to Information that:

(a) was known to the receiving Party prior to the disclosure by the disclosing Party as demonstrated by written records of the receiving Party;

(b) has entered the public domain without such Party’s breach of any obligation owed to the disclosing Party;

(c) is permitted to be disclosed by the prior written consent of the disclosing Party;

(d) has become known to the receiving Party from a source other than the disclosing Party, other than by breach of any obligation of confidentiality owed to the disclosing Party by contract or otherwise, as evidence by written records of the receiving Party;

(e) is independently developed by the receiving Party without breach of this Agreement as proven by written evidence of the receiving Party; or

(f) is required to be disclosed by the receiving Party to comply with Applicable Laws or the order of court of competent jurisdiction, to defend or prosecute litigation arising under this Agreement, or otherwise to comply with its obligations, or enforce its rights, under this Agreement, in each case, provided that the receiving Party, to the extent permitted by Applicable Law and practical, provides prior written notice of such disclosure to the disclosing Party in sufficient time to permit the respective Party to object and to take certain precautions (for example, filing of Patents or filing of a protective order), if the respective Party so desires. The receiving Party shall use Commercially Reasonable Efforts to take any and all reasonable and lawful actions to avoid or minimize the degree of any such disclosure. The Parties will co-operate in interposing an objection to such requirement or in seeking appropriate limitations or protections in connection therewith.

In addition, nothing in this provision will prevent either of the Parties from issuing statements that such Party reasonably determines to be necessary to comply with Applicable Law (including the disclosure requirements of any stock exchange on which securities issued by such Party are traded); provided that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

10.3 Publicity. The Parties may only disclose the statements set forth in Annex G as attached hereto (in that form or in substantially similar form) for their press releases or other public communications relating to this Agreement. Should a Party wish to refer to any content beyond the scope of Annex G the Parties will agree upon such content of any press release or other public communications relating to this Agreement and the transactions contemplated herein. The timing of the first press release or public communication shall be mutually agreed between the Parties.

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10.3.1 Except to the extent defined in Annex G, or already disclosed in a press release or other public communication approved by the other Party, neither Party shall make a public announcement concerning the existence or the terms of this Agreement, either directly or indirectly, by Nymox or Recordati, except as may be legally required by Applicable Laws, regulations, or judicial order including the disclosure requirements of any stock exchange on which securities issued by such Party are traded (provided that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text), without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld. For avoidance of doubt, the foregoing shall not limit either Party’s right or ability to disclose any financial results, including earnings (or losses), incurred in connection with the activities described herein.

10.3.2 The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

10.4 Publications.

10.4.1 Each Party shall submit to the JSC for review and approval all publications produced by or on behalf of such Party (or any of its Affiliates or Sublicensees) relating to Clinical Trials of the Compound or Product (including the results thereof; but excluding Non-Regulatory Clinical Trials) prior to the publication thereof. With respect to any publication concerning the Compound or Product produced by or on behalf of a Party (or any of its Affiliates or Sublicensees) related to Non-Regulatory Clinical Trials, such Party shall, prior to the publication thereof, submit such publication to the JSC for its review and comment (but not approval), and such Party shall consider any comments of the JSC thereto in good faith.

10.4.2 All publications relating to the Compound and/or the Product shall be prepared, presented and/or published in accordance with pharmaceutical industry accepted guidelines including, but not limited to: (1) International Committee of Medical Journal Editors (ICMJE) guidelines, (2) Uniform Requirements for Manuscripts Submitted to Biomedical Journals: Writing and Editing for Biomedical Publication, (3) Pharmaceutical Research and Manufacturers of America (PhRMA) guidelines, and (4) Principles on Conduct of Clinical Trials and Communication of Clinical Trial Results and for publications in Europe, comparable European guidelines.

10.4.3 The Parties shall have the right to use reprints of the publications (including posters) produced by or on behalf of either Recordati, its Affiliates or Sublicensees or Nymox, its Affiliates or Participating Sublicensees, in each case, relating to the Compound and/or the Product in a manner which is not inconsistent with this Agreement.

10.5 Extension of Obligation. Without limiting the applicability of all restrictions and obligations hereunder, the Parties will specifically obligate their respective Affiliates, subcontractors, Sublicensees or other relevant partners to under this Article X.

10.6 Survival. The provisions of this Article X, excluding Section 10.4, shall survive the termination of this Agreement and shall extend for a period of ten (10) years thereafter.

ARTICLE XI.
DISPUTE RESOLUTION

11.1 Governing Law. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of New York, without reference to conflicts of laws principles; provided however, that the validity of all Intellectual Property rights hereunder shall be determined under the laws of that jurisdiction in which those Intellectual Property rights are registered or for which an application for registration has been filed. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

11.2 Disputes; Jurisdiction and Arbitration.

11.2.1 JSC Disputes. In the event that the JSC is unable to resolve a dispute within its authority pursuant to Section 7.2.4, the disputed matter will be referred to senior (CEO or other executives delegated by it) executives of Nymox and Recordati who will discuss the matter in good faith and attempt to find a mutually satisfactory resolution to the issue. If the CEOs of the Parties are unable to reach a joint consensus within [***] after such dispute is first presented to them, then the provisions of Section 11.2.2 shall apply with respect to such dispute.

11.2.2 Decision Making Authority.

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(a) Nymox shall have final decision-making authority in resolving conflicts between the Parties relating to the Development of the Product and Compound, in each case, subject to the exceptions provided in 11.2.2(b) as applicable. In no event shall Nymox exercise such decision-making authority in a manner that would (i) impose additional costs (including reimbursement obligations) or otherwise materially increase Recordati’s obligations hereunder (including obligations to devote resources or personnel) without the prior written consent of Recordati in its sole discretion or (ii) modify (i.e. reduce and/or increase) the general scope of activities to be performed by the Parties under the initial Development Plan, without the written consent of Recordati in its sole discretion.

(b) Recordati shall have final decision-making authority in resolving conflicts between the Parties relating to: (i) specific Development activities that are required by Regulatory Authorities or useful to obtain or maintain Regulatory Approval for the Product in the Initial Indication or any Agreed Indications in the Territory, (ii) regulatory matters with respect to the Product in the Territory, including any regulatory submissions, communications and filings, but (subject to Section 11.2.2(b)(iii)) excluding such matters to the extent relating to the manufacture of the Compound or Product by Nymox, or by a Third Party on behalf of Nymox, including the contents of any DMF, (iii) manufacturing matters with respect to the Compound and Product in the Territory to the extent Recordati (or its Affiliates or subcontractors) is manufacturing Compound or Product in accordance with the terms of this Agreement, and (iv) Commercialization of the Product within the Territory, including the contents of any Commercialization Plan.

(c) Nymox shall have final decision-making authority in all matters relating to the Compound and Product outside the Territory, including (i) Development activities, (ii) obtaining and maintaining Regulatory Approvals and (iii) all Commercialization matters, each outside the Territory.

(d) Notwithstanding the foregoing, neither Party shall exercise any such final decision making authority (and except as otherwise expressly set forth herein, neither Party (nor its Affiliates or its Sublicensees) shall undertake any Development or Commercialization of the Product) in a manner that would reasonably be anticipated to have a material adverse affect on the Development or Commercialization of the Product within the other Party’s territory, except to the extent that such activities are required by Applicable Law, or are otherwise required by Regulatory Authorities to obtain or maintain Regulatory Approval for the Product for an Indication for which such Party has the right to Develop and Commercialize the Product in such Party’s territory. To the extent the Parties disagree on whether a given decision (or a specific Development or Commercialization activity) would have a material adverse affect on the Development or Commercialization of the Product within the other Party’s territory, such issue will be resolved pursuant to arbitration as set forth in Section 11.2.3. In addition, any dispute of the JSC related to Development which is not resolved pursuant to 11.2.1 and that is not subject to the final decision making authority of either Party pursuant to this Section 11.2.2 shall be resolved pursuant to arbitration as set forth in Section 11.2.3.

(e) Notwithstanding the foregoing provisions of Section 11.2.2, neither Party shall exercise its right to finally resolve a dispute pursuant to the provisions of Section 11.2.2, as applicable, in a manner that conflicts with the provisions of this Agreement, excuses such Party from any of its obligations specifically enumerated under this Agreement or in a manner that negates any consent rights or other rights specifically allocated to a Party under this Agreement. In addition, a Party that has the right to finally resolve a dispute pursuant to the provisions of Section 11.2.2 shall act in good faith.

11.2.3 Arbitration. Any dispute relating to the validity, performance, construction or interpretation of this Agreement which cannot be resolved amicably between the Parties (or any other dispute which is subject to arbitration pursuant to Section 11.2.2 or as otherwise expressly set forth in this Agreement) shall be submitted to binding arbitration, to be held in New York, NY, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”). Any arbitration proceeding under this Agreement shall be conducted in the English language before an arbitration panel composed of three (3) arbitrators, who shall be selected as follows: (i) each Party shall select one (1) arbitrator within [***] after the date on which one of the Parties gives written demand for arbitration in accordance with the ICC Rules; and (ii) the third arbitrator, who shall act as chairman of the arbitration panel, shall be selected by the other two arbitrators, within [***] after the other two arbitrators have been selected; provided, however, that, in the event that a Party fails to select an arbitrator, or the two arbitrators selected by the Parties fail to select a third arbitrator, in accordance with the provisions of this Section 11.2.3, such arbitrator shall be selected by the Chairman of the International Chamber of Commerce, upon written request therefor by either of the Parties. The decision and award of the arbitrators in any arbitration proceeding between the Parties under this Section 11.2.3 shall be: (i) in writing, stating the reasons therefor; (ii) based solely on the terms and conditions of this Agreement, as interpreted in accordance with the laws of the State of New York; and (iii) final and binding upon the Parties hereto.

ARTICLE XII.
TERM AND TERMINATION

A. TERM

12.1 Term. This Agreement shall become effective upon the Effective Date and the Term of this Agreement (“Term”) shall extend until the expiration of the Royalty Term for all countries within the Territory, unless this Agreement is earlier terminated by mutual agreement between the Parties or otherwise in accordance with the provisions of this Section.

12.2 Termination. The Parties will negotiate with Commercially Reasonable Efforts in good faith to find an amicable way to resolve unforeseen problems not dealt with in this Agreement. In case of early termination in accordance with the terms hereof, the Parties will cooperate in good faith towards a transition of assets or activities that minimizes or avoids disruption in the Development and Commercialization of the Product.

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B. REASONS FOR TERMINATION

12.3 Termination for Material Breach. In addition to rights of termination which may be granted to either Party under other provisions of this Agreement, either Party may terminate this Agreement: (a) upon [***] prior written notice to the other Party following failure by the other Party to make any payment as and when due hereunder and (b) upon [***] prior written notice to the other Party following any other material breach by such other Party of any of its material representations, material warranties (which include all representations and warranties set out in Sections 9.1, 9.2 and 9.3), material covenants or material obligations under this Agreement, provided in each case that such termination shall become effective only if the written notice specifies the nature of the breach and the breaching Party shall fail to remedy or cure the breach within [***] of receiving such notice and provided that the notice of termination shall be delivered within [***] of the date the Party giving notice becomes aware of the material breach on which the intended termination is founded. If a Party’s right to terminate this Agreement pursuant to this Section 12.3 is being disputed by the other Party, which dispute is being diligently pursued by such other Party by appropriate proceedings hereunder, such termination shall not be deemed effective unless an arbitration decision confirms a material breach of this Agreement as described above and the breaching Party fails to cure such breach within [***] following such arbitration decision. Both Parties will be required to perform in accordance with this Agreement during the pendency of any such dispute.

12.4 Termination for Bankruptcy. Nymox or Recordati, as the case may be, shall have the right to terminate this Agreement, immediately upon giving written notice of termination to the other Party, in the event that the other Party files a voluntary petition, or suffers the filing of a substantiated involuntary petition under the bankruptcy provisions of Applicable Law, is declared insolvent, undergoes voluntary or involuntary dissolution, makes an assignment for the benefit of creditors, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties. The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party, the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under Applicable Law, subject to performance by such licensee Party of its obligations under this Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all of such bankrupt party’s Intellectual Property and Know-How that is subject to a license under this Agreement, if not already in such non-bankrupt Party’s possession, and that such materials shall be promptly delivered to such non-bankrupt Party upon any such commencement of a bankruptcy proceeding upon written request therefore by such non-bankrupt Party.

12.5 Termination by Recordati. Recordati shall be permitted to terminate this Agreement as provided in this Section 12.5.

12.5.1 Commercial Infeasibility. In the event that Recordati reasonably determines that (i) it cannot market, distribute or sell the Products for the Indication(s) in any (or all) country or countries within the Territory on a profitable basis (considering the Territory as a whole), or (ii) is otherwise unable to obtain all Regulatory Approvals based on Commercially Reasonable Effort (to the reasonable satisfaction of Recordati, including with respect to the labelling) for the Product in any (or all) country or countries, in each case, Recordati shall have the right but not the obligation upon delivering [***] written notice to Nymox to delete that country or those countries from the Territory; provided, however that to the extent Recordati so deletes (A) [***] or (B) [***], then this Agreement shall terminate in its entirety upon such notice.

C. EFFECTS OF TERMINATION

12.6 Effect of Termination. Termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations, including the payment of any royalties or other amounts hereunder, which have accrued as to the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement. Notwithstanding any expiration or termination of this Agreement, the terms and conditions of this Agreement shall apply to the determination and payment of any royalties or other amounts hereunder that have accrued before termination or, as set forth in Section 12.6.5, after termination, and remain unpaid or owing after the date of termination or expiration.

12.6.1 If Recordati terminates this Agreement according to Section 12.5.1, or Nymox terminates this Agreement under Sections 3.4.5, 12.3 or 12.4, or if this Agreement automatically terminates under Section 4.1.1, in addition to any other remedies available to Nymox or to Recordati at law or in equity: (A) all licenses granted to Recordati for such countries that are covered by termination shall end immediately and Recordati shall have no further right to use or cross-reference Nymox’s Data and Regulatory Approvals in such countries, or to use Nymox Intellectual Property, or to use Joint Intellectual Property for the Product in such countries; (B) Recordati shall transfer and assign (or license or provide a right of reference, as applicable, to the extent Recordati is prohibited from transferring or assigning) to Nymox, any regulatory filings or Regulatory Approvals (e.g. MAs) covering the Product in such countries, all Data Exclusivity and non-clinical and Clinical Data owned or Controlled by Recordati covering the Product in such countries and all other information (including all Data) owned or Controlled by Recordati necessary to enable Nymox to Develop or Commercialize Product in such countries, and if terminated for the entire Territory, all Recordati ownership portions in any Joint Intellectual Property to the extent these relate exclusively to the Product, at Recordati’s costs and without any compensation; (C) if terminated for the entire Territory, at Nymox’s request, Recordati shall deliver to Nymox, subject to the payment by Nymox of Recordati’s Cost of Goods thereof, all inventory of finished Product for such countries in Recordati’s possession or control; and (D) Recordati shall grant to Nymox an exclusive, fully-paid-up, transferable, perpetual, royalty free right and license for the Product for such countries under such Recordati Intellectual Property (provided that Nymox shall be required to pay any royalties or other amounts due to Third Parties on account of the use of such Recordati Intellectual Property).

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12.6.2 If Recordati has the right to terminate the Agreement under Sections 12.3 or 12.4, Recordati may choose (i) in addition to any other remedies available at law or in equity, that the Agreement continue in force and effect, or (ii) that the Agreement continue in force and effect, provided that Recordati’s obligation to make payments hereunder, and certain other rights and obligations of the Parties hereunder, shall be modified as set forth in Section 12.6.3, or (iii) in addition to any other remedies available at law or in equity, that the Agreement and the licenses granted herein shall terminate, either effective immediately or within six (6) months, at Recordati’s sole discretion, and on a country-by-country basis.

12.6.3 If Recordati chooses to permit the Agreement to continue as described in Section 12.6.2(ii), then this Agreement shall continue in all other respects except that the royalties and milestones payable under Article III shall be reduced by [***]. If Recordati’s right to terminate arose under Section 12.3, then such royalty reduction shall continue for so long as the relevant material breach remains uncured. If Recordati’s right to terminate arose under Section 12.4, then such royalty reduction shall remain in effect for the remainder of the Term. All other remedies that would otherwise be available to Recordati hereunder in connection with the breach by Nymox shall be waived by Recordati, its Affiliates and Sublicenses if and when Recordati chooses to continue its licenses as described in Section 12.6.2(ii).

12.6.4 Upon expiration of this Agreement pursuant to Section 12.1, if Recordati has made all payments as and when they became due hereunder (including with respect to any cure period), and Recordati is not otherwise in breach of any of its material obligations hereunder (subject to cure during any cure period), then Recordati shall have a perpetual, irrevocable, fully paid-up, non-exclusive license and right of reference under the Nymox Intellectual Property, Regulatory Documentation and Regulatory Approvals to research, Develop, manufacture, package, import, market, promote, sell, distribute and use the Compound and the Product for the Agreed Indications in the Territory after the expiration of the Royalty Term.

12.6.5 Sale of Stock at Termination. Subject to Nymox’s right as provided for under Section 12.6.1 (C), and without prejudice to Recordati’s other rights under this Agreement, upon termination of this Agreement in respect of the Territory or any part thereof and for up to [***] thereafter (and if additional purchase orders are pending, for up to [***] after their delivery), Recordati may continue Commercializing the residual stock of Product. Notwithstanding any expiration or termination of this Agreement, the terms and conditions of this Agreement shall apply to Recordati’s Commercialization of the residual stock of Product.

12.6.6 Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expirat Section 12.6.6 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

ARTICLE XIII.
INDEMNIFICATION

13.1 Indemnification by Recordati. Recordati will indemnify and hold Nymox, and its Affiliates, and their employees, officers, directors and agents (each a “Nymox Indemnitee”) harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a “Loss”), asserted against or suffered by a Nymox Indemnitee in connection with a claim asserted by a Third Party against a Nymox Indemnitee to the extent such Loss is based on or arises out of:

13.1.1 the research, Development, manufacture, packaging, use, Commercialization, sale, storage or handling of the Compound or a Product by Recordati or its Affiliates, or its or their representatives, agents, Sublicensees or subcontractors (in each case, excluding a Nymox Indemnitee), or any actual or alleged violation of law resulting therefrom (including Losses based on infringement or misappropriation of Intellectual Property rights);

13.1.2 the breach by Recordati of any of its material obligations, covenants, representations or warranties set forth in this Agreement;

13.1.3 acts or omissions of any of Recordati’s Affiliates, or its or their representatives, agents, Sublicensees or subcontractors that constitute material breach of any provisions of this Agreement; or

13.1.4 the gross negligence or intentional misconduct of Recordati or its Affiliates, or its or their representatives, agents, Sublicensees or subcontractors (in each case, excluding any Nymox Indemnitee) relating to the matters that are the subject of this Agreement;

provided however, that the foregoing indemnification under Section 13.1 shall not apply to any Loss to the extent such Loss is caused by the breach by a Nymox Indemnitee of any material obligation, covenant, representation or warranty set forth in this Agreement, or the grossly negligent or intentional misconduct of a Nymox Indemnitee.

13.2 Indemnification by Nymox. Nymox will indemnify and hold Recordati and its Affiliates, and their employees, officers, directors and agents (each a “Recordati Indemnitee”) harmless against any Loss, asserted against or suffered by a Recordati Indemnitee in connection with a claim asserted by a Third Party against a Recordati Indemnitee to the extent such Loss is based on or arises out of:

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13.2.1 the research, Development, manufacture, packaging, use, Commercialization, sale, storage or handling of the Compound or a Product, by Nymox or its Affiliates or its or their representatives, agents, Sublicensees or subcontractors (in each case, excluding any Recordati Indemnitee), or any actual or alleged violation of law resulting therefrom (including Losses based on infringement or misappropriation of Intellectual Property rights);

13.2.2 the breach by Nymox of any of its material obligations, covenants, representations or warranties set forth in this Agreement;

13.2.3 acts or omissions of any of Nymox’s Affiliates, or its or their representatives, agents, Sublicensees or subcontractors that constitute material breach of any provisions of this Agreement; or

13.2.4 the gross negligence or intentional misconduct of Nymox or its Affiliates, or its or their representatives, agents, Sublicensees or subcontractors (in each case, excluding any Recordati Indemnitee) relating to the matters that are the subject of this Agreement;

provided however, that the foregoing indemnification under Section 13.2 shall not apply to any Loss to the extent such Loss is caused by the breach by a Recordati Indemnitee of any material obligation, covenant, representation or warranty set forth in this Agreement, or the grossly negligent or intentional misconduct of a Recordati Indemnitee.

13.3 Control of Defence. In the event a Party seeks indemnification under Article XIII, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defence of the claim (including the right to settle the claim solely for monetary consideration and with an unconditional release of claims against the indemnitee), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defence of the claim. The indemnitee shall be entitled to participate, at its own expense and with its own counsel, in the defence of any indemnified claim and the Indemnifying Party shall not settle or compromise any such matter in any manner which would have an adverse effect upon the indemnitee without such indemnitee’s consent, which shall not be unreasonably withheld or delayed. In addition, if the Indemnifying Party believes that it is not obligated to provide indemnity as to a matter as to which it is requested to do so by an indemnitee and promptly so notifies the indemnitee, the indemnitee may either take action to enforce its rights hereunder or assume the defence of such claim with its own counsel at its own expense, provided that the Indemnifying Party will be responsible for the payment of such expenses if it is ultimately determined such indemnitee was entitled to indemnification hereby.

13.4 Mitigation. For the avoidance of doubt no Party shall recover from the other Party more than once for a single cause of action under an indemnity granted by an Indemnifying Party pursuant to this Agreement or recover if or to the extent the indemnitee has been relieved by or recovered from any Third Party. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss.

13.5 Insurance

13.5.1 During the Term hereof, Recordati, at its own expense, shall to the extent it Develops and Commercializes the Product as contemplated hereby, within the Territory maintain insurance, including product liability, bodily harm and property insurance, in an amount consistent with indemnity standards for claims and actions that might be brought against it in connection with the activities contemplated to be performed by Recordati hereunder. If requested, Recordati shall provide Nymox a certificate of insurance evidencing such coverage. Upon request Nymox shall provide to Recordati all necessary documentation (e.g. contingency plans) that are required for Recordati to obtain business interruption insurance. Nymox shall subsequently keep Recordati updated on any changes hereto and Recordati shall be entitled to notice from the insurance carrier in the event the policy is materially amended or terminated.

13.5.2 During the Term hereof, Nymox, at its own expense, shall to the extent it manufactures the Product as contemplated hereby, within the Territory maintain insurance, including product liability, bodily harm and property insurance, in an amount consistent with indemnity standards for claims and actions that might be brought against it in connection with the activities contemplated to be performed by Nymox hereunder. If requested, Nymox shall provide Recordati a certificate of insurance evidencing such coverage. Upon request Recordati shall provide to Nymox all necessary documentation (e.g. contingency plans) that are required for Nymox to obtain business interruption insurance. Recordati shall subsequently keep Nymox updated on any changes hereto and Nymox shall be entitled to notice from the insurance carrier in the event the policy is materially amended or terminated.

ARTICLE XIV.
MISCELLANEOUS PROVISIONS

14.1 Official Language. English shall be the official language of this Agreement, and all communications between the Parties hereto shall be conducted in that language. For avoidance of doubt, neither Party shall be required to translate documents originally prepared in other languages and required to be delivered under this Agreement, but if a translation into English is available to and controlled by a Party, the translation shall be delivered along with the original document.

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14.2 Clinical Quality Assurance Agreement. As soon as practicably possible after the Effective Date, the Parties shall enter into a separate and more detailed agreement concerning quality assurance in relation to clinical research, including Investigational Medicinal Product, and Data protection. Such agreement shall specifically include an obligation on the part of each of the Parties, whereby the Parties shall be obligated to reasonably aid and assist each other to the extent that either Party is required to comply with specific regulatory requirements and to the extent such compliance is dependent upon the cooperation between the Parties in the delivery of required information, documents and material.

14.3 Pharmacovigilance. Each Party shall, and shall cause its respective Affiliates and Sublicensees to, furnish timely notice (as required by applicable worldwide regulations) to all competent governmental agencies within the Territory or outside the Territory of all side effects, drug interactions and other adverse effects identified or suspected with respect to the Product for the Indications administered, distributed, marketed and sold in accordance with the terms and conditions set forth in the Pharmacovigilance Agreement entered into by and between Nymox and Recordati as soon as practicable after the Effective Date.

14.4 Compliance with Laws. Nothing in this Agreement shall be deemed to permit a Party to export, including outside Territory, re-export or otherwise transfer any Compound or Product sold under this Agreement without compliance with Applicable Laws. No later than [***] prior to any planned launch of a Product that is to be marketed and/or sold for the Initial Indication and all Agreed Indications (if any) in the Territory, the Parties shall initiate negotiations, if relevant, in order to avoid any conflict with relevant competition laws.

14.5 Waiver. No provision of the Agreement may be waived except in writing by both Parties hereto. No failure or delay by either Party hereto in exercising any right or remedy hereunder or under Applicable Law will operate as a waiver thereof, or a waiver of a particular right or waiver of any right or remedy on any subsequent occasion unless provided otherwise in this Agreement.

14.6 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any Term of this Agreement, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected Party if such Party has taken the reasonable precautions a reasonable businessman of average diligence would take to avoid such cause.

14.7 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

14.8 No Brokerage. Each Party represents and warrants to the other that, except to the extent any such payment is the sole responsibility of such Party, no finder’s fee, brokerage fee, commission or other payment is due to any Third Party claiming through such Party or its Affiliates with respect to the execution of this Agreement or the consummation of the transactions contemplated hereby.

14.9 Registration of License. Each Party, where applicable, may, at its expense, register the License granted under this Agreement in any country in the Territory. Upon request by a Party, the other Party agrees promptly to execute any “short form” licenses submitted to it by such Party in order to affect the foregoing registration in such country, but such licenses shall in no way alter or affect the obligations of the Parties hereunder.

14.10 Severability. It is the intention of the Parties to comply with all Applicable Laws domestic or foreign in connection with the performance of its obligations hereunder. In the event that any provision of this Agreement, or any part hereof, is found invalid or unenforceable, the remainder of this Agreement will be binding on the Parties hereto, and will be construed as if the invalid or unenforceable provision or part thereof had been deleted, and the Agreement shall be deemed modified to the extent necessary to render the surviving provisions enforceable to the fullest extent permitted by law unless the initial intention of the Agreement is no longer reflected by the surviving provisions. The Parties will negotiate in good faith any modification of this Agreement with a view to revising this Agreement in a manner which reflects, as closely as is reasonably practicable, the commercial terms and legal intent of this Agreement as originally signed.

14.11 Government Acts. In the event that any act, regulation, directive, or law of a government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of Recordati or Nymox under this Agreement, the Party, if any, not so affected shall have the right, at its option, to suspend or terminate this Agreement as to such country, unless good faith negotiations between the Parties to make such modifications to this Agreement as may be necessary to fairly address the impact thereof, after a reasonable period of time produce objectively acceptable modifications to this Agreement.

14.12 Government Approvals. Each Party undertakes to obtain any government approval required to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party will keep the other informed of progress in obtaining any such approvals.

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14.13 Assignment. Except as provided in Sections 2.1 and 2.2, neither Party shall have the right or the power to assign any of its rights or any of its obligations under this Agreement, without the prior written authorization of the other Party, which authorization shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Recordati may assign this Agreement in whole or in part to an Affiliate (provided that, as a precondition to such an assignment to an Affiliate, Recordati Industria Chimica e Farmaceutica S.p.A. shall provide a guaranty of such Affiliate’s obligations hereunder) or successor company (whether by merger, asset acquisition or otherwise) and Nymox shall be free to assign this Agreement to any Affiliate (provided that, as a precondition to such an assignment to an Affiliate, Nymox Pharmaceutical Corporation shall provide a guaranty of such Affiliate’s obligations hereunder) or successor company (whether by merger, asset acquisition or otherwise); provided however that in no instance may either Party assign this License and Collaboration Agreement to a Person without assigning the Supply Agreement simultaneously to the same Person. Any permitted assignment hereunder by either Party, whether to an Affiliate or pursuant to the prior written authorization of the other Party as provided in this Section shall not relieve the assigning Party of any of its obligations under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.13 shall be null, void and of no legal effect.

14.14 Affiliates. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission), which such Party is prohibited hereunder from committing directly.

14.15 Counterparts. This Agreement is executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same Agreement. This Agreement shall be deemed executed and delivered by the Parties upon the delivery by the second Party of a signed copy of the signature page below, such delivery to be deemed to occur upon receipt of such signed copy of the signature page by facsimile transmission by the first Party, with originally executed copies to be exchanged promptly thereafter by the Parties.

14.16 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Recordati and Nymox. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever. Subject to the terms and conditions of this Agreement, all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the Development, manufacture, packaging or sale of the Compound or Product shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

14.17 Notice. All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to other addresses as designated by one Party to the other by notice pursuant hereto, by prepaid certified air mail, or by cable, facsimile transmission, or other electronic means of communication (such electronic means shall be deemed received when confirmed), with confirmation by letter given by the end of the next following Business Day.

If to Recordati, at: Recordati Ireland Ltd,
Raheens East, Ringaskiddy,
Co Cork, Ireland
Fax:[***]
Attention: Chairman and Managing Director.

with a copy to: Recordati S.p.A.,
Via M. Civitali 1
20148 Milano, Italy
Fax: [***]
Attention: Legal Dept.

and if to Nymox, at: Nymox Pharmaceutical Corporation
9900 Cavendish Blvd. Suite 306
St.-Laurent, Quebec, Canada H4M 2V2
Fax: [***]
Attention: Chief Financial Officer

With copies to: Nymox Pharmaceutical Corporation
9900 Cavendish Blvd. Suite 306
St.-Laurent, Quebec, Canada H4M 2V2
Fax: [***]
Attention: General Counsel

14.18 Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

14.19 Language. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) words of one gender include the other gender; (d) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented (to the extent permitted by this Agreement); (e) references to an entity or person are also to its permitted successors and assigns; (f) references to an “Article,” “Section”, “Annex” or “Schedule” refer to an Article or Section of, or an Annex or Schedule to, this Agreement, unless expressly stated otherwise; and (g) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

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14.20 Authority. The undersigned represent that they are authorised to sign this Agreement on behalf of the Parties hereto. The Parties each represent that no provision of this Agreement will violate any other agreement that such Party may have with any other person. Each Party has relied on that representation in entering into this Agreement.

14.21 No Strict Construction; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.22 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.23 Entire Agreement. This Agreement, including the Annexes appended hereto, contains the entire understanding of the Parties relating to the matters referred to herein and may only be amended by a written document, duly executed on behalf of the respective Parties. For clarity, this Agreement shall supersede the terms and conditions of the Confidentiality Agreement, and from and after the Effective Date, the Confidentiality Agreement shall be of no further force and effect.

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorised representatives in duplicates as of the day, month and year first above written.

Nymox Pharmaceutical Corp.

Signature: /s/ Paul Averback MD
Name:	Paul Averback
Function:	C.E.O.
Date: December 16, 2010

Recordati Ireland Ltd.

Signature: /s/ Andrea Recordati
Name:	Andrea Recordati
Function:	Chairman and Managing Director
Date: December 16, 2010

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LIST OF ANNEXES AND SCHEDULES

Annex A: Compound
Annex B: Initial Development Plan
Annex C: Nymox Patents
Annex D: Specifications
Annex E: Territory
Annex F: Nymox In-Licensed Rights
Annex G: Approved Statements
Annex H: Supply Agreement

Schedule 9.1: Nymox Disclosure Schedules
Schedule 9.2: Recordati Disclosure Schedules

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Annex A: Compound

[***]

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Annex B: Initial Development Plan

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Annex C: Nymox Patents

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Annex D: Specifications

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Annex E: Territory

Geographical Europe:

The member states of the EU: Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark and Farøer Is., Estonia, Finland and Åland Is., France and DOM TOM, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain (including Ceuta and Melilla), Sweden, and United Kingdom.

All other European countries, including Switzerland, Norway and Svalbard Is., Iceland, Bosnia and Herzegovina, Croatia, Macedonia, Montenegro, Albania, Serbia, Kosovo, Vatican City State, Monaco, Andorra, Gibraltar, Jersey, Guernsey, Isle of Man, Liechtenstein, and San Marino.

The member states of the CIS: Russia, Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan and Ukraine.

The following other Asian countries: Turkmenistan and Uzbekistan

The Middle East region countries: Turkey, Egypt, Iran, Bahrain, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Syria, United Arab Emirates (UAE), Yemen, Gaza Strip, and West Bank

The Maghreb: Algeria, Libya, Mauritania, Morocco (including Western Sahara) and Tunisia.

The following southern Africa countries: South Africa.

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Annex F: Nymox In-Licensed Rights

[***]

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Annex G: Approved Statements

Recordati and Nymox Pharmaceutical Corporation Announce European Licensing Agreement for NX-1207

Milan, Italy and Hasbrouck Heights, NJ (XXXX ##, 2010) Recordati (Milan: REC.MI) and Nymox Pharmaceutical Corporation (NASDAQ: NYMX) announced today the signing of a European licensing agreement for the development and commercialization of NX-1207, Nymox’s Phase III investigational drug currently in clinical development in the U.S. for the treatment of benign prostatic hyperplasia (BPH).

Under the terms of the agreement, Recordati receives exclusive rights to develop and subsequently market and sell NX-1207 in Europe including Russia and the CIS, the Middle East, the Maghreb area of North Africa and South Africa (i.e. a total of 81 countries). The licensing agreement covers the use of NX-1207 for the treatment of BPH as the initial indication for development and commercialization. Recordati will make an upfront payment to Nymox of € 10 million (approximately $13 million); approval and sales milestones payments; and tiered supply and royalty payments of a minimum of 26% to increase progressively up to 40% of total net sales in the case specific contractual conditions are achieved.

RBC Capital Markets Corporation served as financial advisor and provided assistance to Nymox with respect to this transaction.

Giovanni Recordati, Chairman and CEO of Recordati said, “We are very pleased with our new partnership with Nymox and believe the inclusion of NX-1207 in our development pipeline to be very important and in line with our commitment to increase the availability of new effective treatments for urological disorders.” Dr. Paul Averback, CEO of Nymox said, “The Board and Management of Nymox consider Recordati to be an ideal partner in Europe for this potential major advance in the treatment of BPH. Recordati has a long history in Europe of clinical, regulatory and commercial expertise and has provided a strong commitment to the development and marketing of NX-1207.”

About BPH

Benign prostatic hyperplasia (BPH) or enlarged prostate is a common affliction of older men that causes difficulties with urination that can have a detrimental impact on health and quality of life and that can lead to acute urinary retention, incontinence, and other serious consequences. The disorder affects approximately half of men over age 50 and close to 90% of men by age 80, and is associated with growth in prostate size as men age. It is estimated that more than 100 million men worldwide suffer from the symptoms of BPH, including more than an estimated 20 million men in Europe alone. This market is anticipated to grow as the population ages.

About NX-1207

NX-1207 is a novel patented drug developed by Nymox which is currently in Phase 3 trials in the United States for the treatment of BPH. The drug involves a new targeted approach to the treatment of BPH. The drug is administered by a urologist in an office setting directly into the zone of the prostate where the enlargement occurs. The procedure takes only a few minutes, causes little or no pain or discomfort, and does not require anaesthesia or catheterization. The drug has successfully completed a series of blinded controlled multi-center U.S. clinical trials where a single dose of NX-1207 has been found to produce very promising symptomatic improvements without causing the sexual or cardiovascular side effects associated with currently approved drugs. Follow-up studies have shown evidence of long lasting benefit with a significant proportion of men who received a single dose reporting maintained improvement in BPH symptoms without other treatments for several years.

About Recordati

Recordati, established in 1926, is a European pharmaceutical group, listed on the Italian Stock Exchange (Reuters RECI.MI, Bloomberg REC IM, ISIN IT 0003828271),with a total staff of over 2,800, dedicated to the research, development, manufacturing and marketing of pharmaceuticals. It has headquarters in Milan, Italy, operations in the main European countries, and a growing presence in the new markets of Central and Eastern Europe. A European field force of around 1,400 medical representatives promotes a wide range of innovative pharmaceuticals, both proprietary and under license, in a number of therapeutic areas including a specialized business dedicated to treatments for rare diseases. Recordati’s current and growing coverage of the European pharmaceutical market makes it a partner of choice for new product licenses from companies which do not have European marketing organizations. Recordati is committed to the research and development of new drug entities within the cardiovascular and urogenital therapeutic areas and of treatments for rare diseases. Consolidated revenue for 2009 was € 747.5 million, operating income was € 162.2 million and net income was € 110.6 million. More information about Recordati is available at www.recordati.com; email: inver@recordati.it.

About Nymox

Nymox is a biotechnology company engaged in the research and development of therapeutics and diagnostics, with a particular emphasis on products targeted for the unmet needs of the aging population. In addition to NX-1207 for BPH, Nymox has a number of drug development programs for oncology (prostate cancer and hepatocellular carcinoma), Alzheimer's disease, E. coli food contamination, and other indications. The Company offers NicAlert® and TobacAlert® tests for measuring tobacco product exposure, and has developed AlzheimAlert®. More information about Nymox is available at www.nymox.com; email: info@nymox.com, or 800- 936-9669.

This press release contains certain “forward-looking statements” as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management’s current expectations. Development of drug products involves substantial risks and actual results may differ materially from expectations. Such factors are detailed from time to time in Nymox’s filings with the United States Securities and Exchange Commission and other regulatory authorities.

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Annex H: Supply Agreement

Nymox Pharmaceutical Corp.

and

Recordati Ireland Ltd.

SUPPLY AGREEMENT

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TABLE OF CONTENTS

Section Title

1.	Definitions
2.	Term
3.	Manufacture and Supply
4.	Delivery Shortfalls
5.	Price and Payment Terms
6.	Regulatory Matters
7.	Insurance
8.	Indemnification
9.	Representations; Warranties
10.	Termination
11.	Confidentiality
12.	Dispute Resolution
13.	Independent Contractor
14.	Miscellaneous

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SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT, dated 16th of December, 2010 (the "Effective Date"), is by and between Nymox Pharmaceutical Corp., a corporation organized and existing under the laws of Canada, with its principal business office located at 9900 Cavendish Blvd., Suite 306, St. Laurent, Quebec, Canada, H4M 2V2 (“Nymox”), and Recordati Ireland Ltd., a limited liability company organized and existing under the laws of Ireland, with a principal business office located at Raheens East, Ringaskiddy, Co Cork, Ireland (hereinafter, “Recordati”).

RECITALS:

WHEREAS, Nymox and Recordati entered into a License and Collaboration Agreement, dated as of the date hereof, pursuant to which Nymox granted certain rights to Recordati to commercialize the Product (as hereinafter defined) in the Territory (the “License and Collaboration Agreement”);

WHEREAS, Nymox has developed and intends to manufacture (or have manufactured on its behalf) and sell Products (as hereinafter defined); and

WHEREAS, Recordati markets and distributes prescription and non-prescription medicines, including finished dosage prescription medicines; and

WHEREAS, Recordati has requested that Nymox manufacture (and/or have manufactured on its behalf) and sell to Recordati Products, to be sold by Recordati pursuant to the License and Collaboration Agreement; and

WHEREAS, subject to the terms and conditions set forth herein and in the License and Collaboration Agreement, Recordati wishes to Develop and Commercialize the Products and Nymox wishes to manufacture and supply the Products to Recordati for the above activities as provided herein and therein.

NOW, THEREFORE, in consideration of the premises and the covenants, representations, warranties, terms, conditions and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

Defined terms will have the meaning set forth in the License and Collaboration Agreement except that terms specifically defined herein will have the meaning specifically defined herein, as listed below or in the body of this Agreement.

1.1.

“Affiliate” shall mean any individual, corporation, partnership, firm, joint venture or other entity, which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Recordati or Nymox, as the case may be, including any entity controlled, directly or indirectly, by the entity having the ultimate control of a Party. An entity will be regarded as in control of another entity for purposes of this definition, only if it owns or controls more than fifty per cent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or otherwise possesses the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

1.2.	“API” or “Active Pharmaceutical Ingredient” shall mean the Compound as manufactured for use in the manufacture of the drug Product as defined in the Marketing Authorization.

1.3.	“Calendar Month” shall mean a month that is one of the twelve (12) months that comprise a Calendar Year.

1.4.	“Calendar Quarter” shall mean the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.5.	“Calendar Year” shall mean the twelve (12) month period from January 1st through December 31st.

1.6.

“Certificate of Analysis” shall mean a document signed by an authorized representative of Manufacturer describing the Specifications for, shelf life of, testing methods applied to and results of such testing with respect to a specified batch of Product manufactured by Manufacturer and attesting that the batch of Product meets Recordati’s purchasing and Marketing Authorization Specifications.

1.7.

“Certificate of Conformance” shall mean a document signed by the Qualified Person as defined in 2001/83/EC of Manufacturer attesting that a batch of Product was manufactured in compliance with GMP and Marketing Authorization.

1.8.

“Clinical Supplies” shall mean the drug products containing the Compound (whether in the form of API or otherwise) and the relevant placebo intended to be utilized for Development, in particular for administration to humans during Clinical Trials and where applicable conforming to the IMPD.

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1.9.	[***]

1.10.

“COMPOUND” shall mean the chemical compound known as NX-1207, as further defined in Annex A attached to the License and Collaboration Agreement, including both acid and salt forms as well as optical isomers, hydrates and solvates thereof.

1.11.	“Effective Date” has the meaning set forth in the first paragraph of this Supply Agreement.

1.12.	“EMA” shall mean the European Medicines Agency and the respective deciding body (European Commission), or respective successor agencies in case the EMA no longer exists.

1.13.	“EU” for the purpose of this Agreement shall mean the member states of the European Union at any given time.

1.14.

“Facility” or “Facilities” means a manufacturing facility or facilities located in the EU, operated by Nymox or by a Third Party contractor designated by Nymox in accordance with Section 3.9 of this Agreement, and authorized and intended to manufacture and actually manufacturing the drug Product.

1.15.

“Good Manufacturing Practice”, “Current Good Manufacturing Practice”, “GMP” or “cGMP” shall mean in the EU the rules and Guidelines for Good Manufacturing Practice for medicinal products for human use as defined under Directive 2003/94/EC and Volume 4 Good Manufacturing Practice (GMP) Guidelines in The Rules Governing Medicinal Products in the European Union, Part I and II, in each case, as amended from time to time.

1.16.

“IMPD” shall mean Investigational Medicinal Product Dossier for the Product and the Compound (whether in the form of API or otherwise) manufactured according to Volume 4 of cGMP Guidelines and in particular to Annex 13 of such guidelines.

1.17.	“Key Countries” [***]

1.18.

“Manufacturer” shall mean the Person who is the authorized (by the competent Regulatory Authority and other authorities of the country where the Facility is located and, as applicable, by the other competent Regulatory Authorities in the Territory) operator of the Facility where the Product is manufactured.

1.19.	“Person” means an individual, firm, trust, corporation, partnership, limited liability company, governmental authority or other entity.

1.20.

“Product” or “Products” shall mean a drug product in finished dosage form and packaging containing the API as an active ingredient and (save for the Clinical Supplies) conforming to the Marketing Authorization.

1.21.

“Product Labeling” shall mean, with respect to the Product in a given country or other regulatory jurisdiction, all labels and other written, printed or graphic matter upon a container, wrapper, box, package, or any package insert utilized with or for the Product as approved by the applicable Regulatory Authority (to the extent necessary).

1.22.

“Product Supply Specifications” shall mean the Specifications for the Product to be supplied by Supplier pursuant to this Agreement as set forth in Annex D of the License and Collaboration Agreement as amended by agreement of Nymox and Recordati in accordance with this Agreement and with Section 5.3 of the License and Collaboration Agreement.

1.23.

“Quality Agreement” shall mean the agreement that shall be entered into, within [***] from the Effective Date, between Nymox, the Supplier if different and Recordati, specifying their respective responsibilities for the testing, storage, release, cGMP, regulatory and other quality assurance requirements relating to manufacture, shipping, storage, and handling of Product. The Quality Agreement, once entered into, shall become an integral part of this Agreement and be attached as Exhibit A to this Agreement.

1.24.	“Raw Material(s)” means all bulk ingredients (active and inactive) and other related items necessary or required for Nymox’s manufacture and supply of the Products in accordance herewith.

1.25.	[***]

1.26.	“Supply Agreement” means this agreement and any and all Exhibits attached hereto, as may be amended, modified or supplemented from time to time in accordance with the terms hereof.

1.27.

“Supplier” means Nymox and/or a Third Party contractor designated by Nymox in accordance with Section 3.9 or 4.4 of this Agreement that is responsible for supplying Product to Recordati in accordance with this Supply Agreement and the License and Collaboration Agreement.

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1.28.	“Term” shall mean the Term of this Agreement as specified in Section 2.

1.29.	“Third Party” shall mean any person or entity, which is not a Party or an Affiliate of any Party to this Agreement.

1.30.	[***]

2.	TERM.

This Supply Agreement will commence on the Effective Date and, unless sooner terminated or extended as set forth in this Supply Agreement, will continue until the expiration or termination of the License and Collaboration Agreement.

3.	MANUFACTURE AND SUPPLY

3.1.	Manufacture & Supply Obligations.

Supplier shall supply Recordati with Products as Recordati requires on a commercial basis in accordance with GMP and Marketing Authorization and with the terms of this Supply Agreement. Recordati shall exclusively purchase the Products from Supplier during the Term. For avoidance of doubt, and despite the licenses granted to Recordati in the License and Collaboration Agreement, Recordati, its Affiliates and Sublicensees shall all be prohibited from manufacturing Compound or Product and from purchasing or receiving Compound or Product from any Person or entity other than Nymox or its designee during the Term of the Supply Agreement, save as provided for in this Agreement. Supplier will manufacture and release, or have manufactured and released, the batches of Product supplied to Recordati in EU. Raw Material and Compound for use as API may be manufactured outside of EU at the Supplier’s discretion.

3.2.	Product Packaging.

(a)        Supplier will provide Products that comply with cGMP, Product Supply Specifications, and Marketing Authorization requirements. Any proposed modifications to the Product Supply Specifications will be subject to Section 3.14.

(b)        [***]

(c)        Supplier will be responsible and shall bear the costs for ongoing stability testing of manufactured Product in accordance with GMP.

(d)        Supplier will be responsible to prepare and provide to Recordati the Periodic Product Review according to GMP as applied in the EU.

3.3.	Forecasts; Excess Orders; Capacity.

(a)        Recordati will, [***], provide Supplier with a written, rolling forecast of Recordati’s requirements from Supplier for each Product [***]

(b)        Each subsequent written forecast will update the prior forecast and include an estimate of requirements for [***].

(c)        Supplier will maintain an adequate supply of Raw Materials based upon [***].

(d)        If Recordati fails to order the amount of Product required by Section 3.3(a) for any applicable period, or if the Product Supply Specifications are modified at Recordati’s request and with Supplier’s agreement (but excluding the cases where the Product Supply Specifications are modified as a consequence of a request of Supplier’s or a request of a Regulatory Authority), then Recordati will reimburse Nymox for the reasonable, direct, out-of-pocket costs of any packaging and packaging components and Raw Materials or Products that are rendered obsolete by virtue of such change up to an amount reasonably held in inventory by Supplier to fulfill Recordati’s requirements hereunder as defined in Section 3.3(c) above [***]; in each case only to the extent such costs can not be canceled or recovered by Supplier.

3.4.	Purchase Orders.

(a)        Recordati shall, [***], issue purchase orders for no less than the amount of Product required to be purchased under Section 3.3(a) hereof during such [***] period. All purchase orders for Product submitted to Supplier by Recordati will be in writing in paper or electronic form and will specify the delivery date, package sizes, quantities [***] and destination. The delivery dates specified in Recordati’s purchase orders will not be less than [***] from the dates of such orders and not more than [***] from the dates of such order unless the Supplier consents in writing to earlier delivery. Recordati and Supplier shall cooperate in good faith to coordinate the timing of placement of purchase orders, manufacturing schedules and delivery dates for Product. Subject to the requirements of Section 3.3(a), Recordati may modify or cancel purchase orders, provided, however, that each purchase order submitted by Recordati pursuant to this Section 3.4 that is not modified or canceled by Recordati at least [***] prior to the delivery date specified in the original purchase order will constitute a firm obligation (“In-Process Order”) for Supplier to deliver to Recordati’s freight carrier FCA (Incoterms 2000) at the Facility and for Recordati to purchase the quantities of packaged Product set forth in such purchase order. If Recordati modifies or cancels a purchase order upon written notice to Supplier less than [***] prior to the delivery date specified in the original purchase order, Recordati will reimburse Supplier the reasonable, direct out-of-pocket costs actually incurred by Supplier solely as a result of such modification or cancellation, but only to the extent (i) such modification or cancellation renders unusable (for other Products or for products of Nymox’s or its designee’s other customers) Raw Materials, packaging or Products and such items cannot be returned to source suppliers or orders placed with such source suppliers for such items cannot be canceled, or (ii) any other such costs resulting solely from such modification or cancellation cannot otherwise be recovered by Supplier. In the event of reimbursement by Recordati pursuant to this Section 3.4(a), Supplier shall, upon Recordati’s request and in Recordati’s sole discretion, destroy any Raw Materials, packaging or Products subject to such reimbursement and provide Recordati with appropriate evidence thereof. The terms and conditions of this Supply Agreement will control over any conflicting terms and conditions used by Recordati or Supplier in any purchase order, confirmation, acceptance or other document, unless specifically agreed to in writing by both parties.

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(b)        In addition to the foregoing, if Recordati submits purchase orders for the Products in excess of [***] (“Excess Orders”), Supplier will use Commercially Reasonable Efforts to fill the excess portion of such Excess Orders as promptly as practicable, but will not be in breach hereof if, notwithstanding such efforts, it will be unable to fill such excess portion;

(c)        For the avoidance of doubt no double reimbursement under 3.3 and 3.4 or otherwise no double reimbursement in respect of the same obsolete or unusable item under any provision in this Supply Agreement shall apply.

3.5.	Product Samples.

Supplier will retain samples according to the Quality Agreement and to GMP and regulatory requirements.

3.6.	Delivery.

(a)        Supplier will use Commercially Reasonable Efforts to deliver the Products in accordance with the Product Supply Specifications and in accordance with the quantities and delivery dates specified in purchase orders sent in compliance with Section 3.3 and 3.4. Supplier will promptly notify Recordati in writing of any anticipated delay. Such notice by Supplier will specify an alternative delivery date which will not be more than [***] after Recordati’s originally specified delivery date.

(b)        The Products will be delivered to Recordati’s authorized carrier FCA (Incoterms 2000) at the Facility in finished dosage packaging in accordance with the Product Supply Specifications (including any additional packaging material necessary in order to guarantee the labeled storage conditions of the Product). Recordati shall assume title to and risk of loss of the Product according to the abovementioned FCA (Incoterms 2000). Supplier will include in each shipment of the packaged Products delivered to Recordati’s authorized freight carrier an itemized packing list, Certificate of Analysis and Certificate of Conformance, and will, at the same time, provide to Recordati copies thereof and of any other documentation required to be delivered to Recordati pursuant to the License and Collaboration Agreement.

(c)        The residual shelf-life of delivered Product at the time of delivery shall be [***] of the approved shelf-life.

3.7.	Acceptance and Rejection.

(a)        (i) Recordati shall have a period of [***] from delivery to reject any Product for any deviations from the Product Supply Specifications at the time of delivery which are readily apparent from visual inspection as commonly carried out when receiving goods in the industry (unit count, batch number by sample, expiration date by sample, evident packaging defects) (“Visual Inspection”). Recordati may reject the entire shipment that contains Products that deviate from the Product Supply Specifications where there is a reasonable basis for so doing. Recordati shall give written notice of such rejection to Supplier and specify the grounds for such rejection. Failure to give such written notice within [***] from the date of delivery shall constitute a waiver of all claims with respect to the Product delivered for any deviations from the Product Supply Specifications that would have been readily apparent on Visual Inspection.

(ii) At any time after delivery of packaged Product to Recordati or its authorized carriers at the specified delivery location pursuant to Section 3.6 (b) and before the expiry date for the Product in question, if for any reason Recordati becomes aware of (i) a Product that deviates from Product Supply Specifications where the deviation is not readily apparent on Visual Inspection and not otherwise caused by mishandling after delivery to Recordati, or (ii) a breach of any applicable requirement or warranty under this Supply Agreement or the License and Collaboration Agreement that may reasonably affect whether the Products delivered meet Product Supply Specifications, comply with the Marketing Authorization, or were manufactured in accordance with GMP and Applicable Law, then Recordati will have the right to reject (or revoke acceptance of) such defective or non-conforming Products and any shipment containing such Products where there is a reasonable basis for so doing. Recordati will give written notice of such rejection or revocation of acceptance to Supplier and specify the grounds for such rejection or revocation within [***] of confirming such defect, deviation, non-compliance, or non-conformity. Failure to give notice of rejection or revocation of acceptance within [***] shall constitute a waiver by Recordati of the right to reject or revoke acceptance with respect to such Product.

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(iii) At Recordati’s option, but subject to Section 3.7(b), the Products which were rejected or had their acceptance revoked in accordance with Sections 3.7 (a) (i) or (ii) (“Rejected Product”) will be returned to Supplier at Supplier’s expense. With respect to such Rejected Products, Recordati may, at its option, (i) receive a refund, (ii) receive credit, or (iii) require Supplier to use its Commercially Reasonable Efforts to promptly replace the Rejected Products with non-defective, conforming Products at no cost to Recordati. As soon as reasonably practicable, Supplier will comply with such option. In the event that it is determined by dispute resolution or agreed by the parties that the grounds for rejection or revocation of acceptance of any Rejected Product was unfounded, Recordati will make Supplier whole by returning any refund received, re-paying any credit received, or paying for replacement Product provided at no cost.

(iv) Recordati and Supplier will cooperate together in any investigation of the circumstances surrounding the rejection of the Rejected Product and of the grounds for such rejection.

(b)        If Supplier disputes Recordati’s grounds for rejecting (or revoking its acceptance of) all or part of any shipment of the Products as set forth above, and such dispute is not resolved by mutual agreement of the parties within [***] of Recordati’s notice of rejection (or revocation of acceptance), such dispute will be resolved by an independent accredited testing organization mutually agreed upon by the parties, the appointment of which will not be unreasonably delayed by either party. The determination of such testing entity with respect to all or part of any shipment will be final and binding upon all parties, but only as to reasons given by Recordati in rejecting (or revoking acceptance of) the shipment or portion thereof and will have no effect on any matter for which such testing organization did not render a determination. The fees and expenses of the testing organization will be paid by the party against which the determination is made.

3.8.	Documentation; Inspection.

(a)        Supplier will maintain true and complete copies of all Data and documents relating to the manufacture, supply stability testing and packaging of the Products hereunder and related receipt, testing, storage and/or shipment thereof as are required by Regulatory Authorities in the Territory or the License and Collaboration Agreement. Recordati will have the right to inspect and review the Facilities, books and records, as may be necessary to ensure Supplier’s compliance with the terms and conditions set forth herein.

(b)        Recordati will maintain true and complete copies of all Data and documents relating to the inspection, testing, shipping, storage, and handling of Product and to the determination whether Product meets Product Supply Specifications. Nymox will have the right to inspect such records in the event of a dispute over Rejected Products.

(c)        Supplier and Recordati, its Affiliates and Sublicensees shall each maintain such records as may be necessary to permit a recall of any Product delivered to Recordati pursuant to this Agreement.

3.9.	Third Party Contractors.

Nymox reserves for itself the manufacturing rights and Know-How in relation to the licensed Products and Compound. Nymox may contract with one or more qualified Third Parties for the manufacture, supply, and stability testing of Products hereunder (and/or related storage, testing and shipment thereof); provided, however, that: (i) Nymox will cause each and every such Third Party to agree in writing to comply fully with the terms and conditions set forth in this Supply Agreement and provide Recordati with proof of such agreement, and monitor and ensure that such Third Party is in compliance; (ii) Nymox will remain fully liable to Recordati for the Products and for the manufacture, supply, and stability testing of such Products and any related obligations hereunder contracted by Nymox to any such Third Party, as well as for any liability related thereto; and (iii) Nymox will notify Recordati in writing at least [***] in advance of its intention to contract all or some of its manufacture, supply, stability testing, or other obligations hereunder to a Third Party. Recordati may, within [***], give Nymox written notice rejecting the use of such Third Party on any reasonable grounds.

[***]

[***]

The Parties agree that in view of the complexity, resource and process time and cost which result from updating Marketing Authorizations and meeting other regulatory requirements, they will refrain from introducing changes in Manufacturers unless necessary to maintain the continuous provision of Products to patients or as otherwise agreed by both Parties, and in any case will implement such changes in a manner compatible with updating Marketing Authorizations and meeting other regulatory requirements.

3.10.	Technical Assistance.

Supplier will furnish Recordati with such technical bulletins and Data relative to the Products as it makes available to its internal personnel, source suppliers and other customers, and as is otherwise reasonably appropriate from time to time.

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3.12.	Intentionally Left Blank.

3.13.	Specification Approval.

Supplier will use only the Product Supply Specifications for the manufacture and supply of Products. Any changes in the Product Supply Specifications shall be agreed upon by Nymox and Recordati in writing, be compliant with Regulatory Authorities requirements, and be validated in accordance with GMP prior to implementation. Supplier will provide to Recordati a copy of (a) the current manufacturing formula, (b) in-process, stability and release test Specifications and methods, (c) list of Raw Materials (and all sources thereof), Specifications, and process instructions, (d) bulk packaging components (and all sources thereof), and (e) any changes to the foregoing agreed upon by Nymox and Recordati in accordance with Section 3.14 below, and (f) anything else that may be or become necessary to satisfy regulatory requirements during the Term.

3.14.	Specification Changes.

Any proposed change to Product stability or other testing methods or Specifications, Raw Materials, Specifications, processes, procedures and/or controls, equipment, Facilities or Third-Party laboratories, suppliers or packagers utilized by Supplier for the manufacturing, supply, testing and/or packaging of Products that is required by any governmental authority or proposed by either party will be made only in accordance with Sections 3.15 and 3.16 below. The Parties agree that in view of the complexity, resource and process time and cost which result from updating Marketing Authorizations and meeting other regulatory requirements, they will refrain from requesting changes unless necessary to maintain the continuous provision of Products to patients or as otherwise agreed by both Parties.

3.15.	Change Control.

Supplier will maintain a system (consistent with standard industry practice) to control and implement changes to Specifications (including but not limited to Raw Materials), manufacturing and packaging processes, testing and qualification procedures, and documentation related thereto, in accordance with Applicable Law. Nymox will notify Recordati in advance and in writing of any changes in (i) Raw Materials (including but not limited to any active raw material specified in this Supply Agreement) or their Specifications, (ii) the manufacturing or packaging process (including but not limited to the Third Party contractor(s), contract manufacturing company(ies), location(s), Facilities or equipment used to manufacture and package any Product), (iii) methods of testing, (including but not limited to stability and retains), and (iv) storage of any Product or packaging, or delivery of any packaged Product to Recordati’s authorized freight carrier for shipment. Recordati will have the right to review and approve or reject any such changes in writing prior to implementation, if not an unplanned deviation, and will have the right to require validation of any such change. Recordati will have the right to review any unplanned deviation specific to any Product and require validation. Recordati will have the right to deny use of any Raw Material that is derived from an unapproved source.

3.16	Change Required by Governmental Authority.

In the event that any change described in Sections 3.14 or 3.15 above is required by any governmental authority (including a Regulatory Authority), the Party having Knowledge thereof will deliver written notice thereof to the other Party. Such change will also be subject to review and written approval by Recordati. Recordati will notify Nymox if Recordati determines that it cannot agree to such change. Thereafter, Recordati and Nymox will negotiate in good faith an amendment to this Supply Agreement altering the terms hereof or adding such other terms as may be just and equitable in the circumstances. If such amendment is agreed to, Nymox will provide to Recordati copies of the amendment and other revised documents for its review and approval.

3.17	Clinical Supplies.

Nymox shall provide Clinical Supplies in a timely manner according to the planning and delivery terms agreed between the Parties and according to the timeline included in the Development Plan. Clinical Supplies shall be supplied according to the specific supply chain and the responsibilities described in Exhibit B of this Agreement. Clinical Supplies shall be invoiced by Nymox at [***] Clinical Supplies arrangements for Development of additional Indications or for other Clinical Trials carried out in accordance with the Development Plan shall be supplied according to this Section 3.17. Save as specified in this Section 3.17, all other conditions of the Supply Agreement shall apply.

3.18	Product for Commercial Sampling.

Nymox shall provide Product for commercial free sampling in reasonable quantities in a timely manner according to the planning and delivery terms agreed between the Parties. Product for commercial sampling shall be invoiced by Nymox at [***].

4.	DELIVERY SHORTFALLS

4.1.	Safety Stock of API and Product.

To facilitate timely supplies of Product, after Marketing Authorization (MA) in the Territory Nymox undertakes to maintain at its expense a safety stock of API, in quantities of [***]. Nymox further undertakes to maintain at its expense a safety stock of Product, [***]. As of the date of MA and for the [***], Nymox undertakes to maintain at its own expense a launch safety stock of API and Product based on Recordati's good faith forecast of its expectations of orders for [***]. Such forecast will be provided to Nymox in accordance with Section 3.3 (a). Safety stock of API and Product, including launch safety stock, will comply with Product Supply Specifications (other than packaging and labeling requirements), cGMPs, and Marketing Authorization requirements.

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4.2.	Reserve Product

Recordati shall maintain at its own risk and expense a safety stock (including the safety stock of its Affiliates and its Sublicensees) of [***] supply of Product (“Reserve Product”), determined as of any date by the rolling forecast for [***] as made by Recordati pursuant to Section 3.3 of this Agreement.

4.3.	Inventory.

Recordati's forecasts and orders will reflect its good faith expectations of customer demand and Recordati will act in a commercially reasonable manner to schedule orders to avoid creating production problems for Supplier.

4.4.	Inability to Supply.

[***]

4.5.	Resumption of Supply.

(a)        If after the commencement of an Inability to Supply Supplier is ready to fully resume its obligations to supply packaged Product to Recordati in accordance with this Supply Agreement, Supplier will notify Recordati in writing of its ability to resume supply of all Recordati orders (the "Resumption Notice"). The Resumption Notice must: (i) list a date on which Supplier will be able to fully resume supply; (ii) include reasonable evidence of Supplier’s ability to resume such obligations by that date; and (iii) provide assurances, reasonably acceptable to Recordati, of Supplier’s ability to successfully meet its obligations by such resumption date and (as applicable) thereafter.

(b)        Recordati will review the Resumption Notice in a timely manner and promptly advise Supplier of any issues which Recordati may have concerning Supplier’s evidence and assurances contained in the Resumption Notice. Recordati and Supplier shall cooperate in good faith for the timely resolution of such issues on a commercially reasonable basis and in accordance with industry standards and will amend the Resumption Notice accordingly if necessary. Upon acceptance of the Resumption Notice as it may be amended, then Recordati will resume ordering Product from Supplier and Supplier resume the manufacture of Product in accordance with the terms of this Supply Agreement and the assurances in the Resumption Notice.

(c)        [***]

5.	PRICE AND PAYMENT TERMS.

5.1.	Price.

Nymox shall invoice, and Recordati shall pay Nymox, a [***] supply price for each unit of Product supplied to Recordati [***] equal to [***] [***]

5.2.	Payment.

Nymox will invoice Recordati upon delivery of Products to Recordati’ authorized carrier or promptly when the information necessary for the calculation of provisional and final amounts for a Calendar Quarter according to Section 5.1 is available. Likewise, Nymox will issue a credit note promptly in case of overpayment to be refunded to Recordati. Recordati will pay each invoice (net of any outstanding credit notes) in full within [***] after the receipt of each invoice and shipment, unless such shipment is rejected or its acceptance revoked by Recordati in accordance herewith.

6.	REGULATORY MATTERS.

6.1.	Intentionally Left Blank.

6.2.	Intentionally Left Blank.

6.3.	Regulatory Information.

Each party agrees to provide the other with all reasonable assistance and take all reasonable actions requested by the other that are necessary or desirable to enable the other party to comply with any law or regulation applicable to any Product or any active ingredient in any Product, or to the testing or packaging of any Product, including, but not limited to, compliance with obligations to provide adverse event reports and serious adverse event reports to the FDA or EMA, and/or other Regulatory Authorities. Such assistance and actions will include, without limitation, keeping the other party informed of any action by, or notification or other information which it receives (directly or indirectly) from the FDA or EMA, or any other Regulatory Authority which (a) raises any material concerns regarding the marketability, safety or efficacy of any Product or Product packaging, (b) indicates or suggests a potential material liability for either party to Third Parties arising in connection with any Product or Product packaging, or (c) is reasonably likely to lead to an EMA or FDA Field Alert report, recall, market withdrawal or seizure of any Product or Product packaging; provided that neither party will be obliged to disclose information in breach of Applicable Law.

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6.4.	Applicable Law.

Supplier will comply with Applicable Law and the warranties set forth in the License and Collaboration Agreement

6.5.	Product Recall or Seizure

(a)        To the extent a recall or seizure is due to negligence or a breach of this Agreement (including a failure to meet Product Specifications or requirements of the Marketing Authorization) or of the Applicable Law by Supplier or any of Nymox’s Affiliates, or by any agents, subcontractors, suppliers or Third Parties retained by Supplier in connection with this Supply Agreement, Supplier will (i) pay or reimburse, as the case may be, all reasonable direct out-of- pocket costs and expenses, including but not limited to reasonable attorney's fees and expenses and credits and recall or seizure expenses claimed by and paid to customers, incurred by Recordati (including its Affiliates and Sublicensees) or Supplier in connection with performing any such recall or responding to any such seizure, and (ii) at Recordati’s option, (1) replace the amount of Products, packaging or Raw Materials subject to such recall or seizure or give a refund to Recordati for same to the extent the purchase price has been paid, or (2) give credit to Recordati, against outstanding receivables due from Recordati and future purchases of the packaged Product in an amount equal to the amount paid by Recordati for the Product subject to such recall or seizure or otherwise owing by Recordati hereunder.

(b)        To the extent a recall or seizure is due to negligence or a breach of this Agreement or of the Applicable Law by Recordati, its Affiliates and Sublicensees or by any agents, subcontractors, or Third Parties retained by Recordati, its Affiliates, or Sublicensees in connection with the marketing, distribution, or sale of Product, Recordati will pay or reimburse, as the case may be, all reasonable direct out-of-pocket costs and expenses, including but not limited to reasonable attorney's fees and expenses and credits and recall or seizure expenses claimed by and paid to customers, incurred by Recordati or Supplier in connection with performing such recall or responding to any such seizure.

(c)        In all other instances, the Parties will share all reasonable direct out-of-pocket costs and expenses, including but not limited to reasonable attorney's fees and expenses and credits and recall or seizure expenses claimed by and paid to customers, incurred by Recordati or Supplier in connection with performing such recall or responding to any such seizure on a fifty/fifty basis.

(d)        If the parties are unable to agree on the allocation of liability under Section 6.5 (a) and 6.5 (b) within [***] of the initiation of the recall or seizure, then either of the parties may commence arbitration proceedings in accordance with Section 12 below.

(e)        Prior to any reimbursement pursuant to this Section 6.5, the party claiming reimbursement will provide the other with reasonably acceptable documentation of all reimbursable costs.

7.	INSURANCE

Each party will maintain in effect at all times during the Term of this Supply Agreement, and for a period of at least five (5) years after its termination or expiration, commercial general insurance, including product liability, bodily harm and property insurance, in an amount consistent with indemnity standards for claims and actions that might be brought against it in connection with the activities contemplated to be performed by the parties hereunder. In addition, during such period each Party will maintain standard business insurance per the practice of the country and industry in which it operates. On or before the Effective Date and thereafter, upon reasonable request, each party will provide the other with certified copies of all applicable endorsements and certificates of insurance evidencing such product liability coverage.

8.	INDEMNIFICATION

Indemnification by Nymox or Recordati shall be governed by Article 13 of the License and Collaboration Agreement.

9.	REPRESENTATIONS; WARRANTIES.

Representations, Warranties and Covenants shall be governed by Article 9 of the License and Collaboration Agreement. In addition, Supplier warrants that:

(i)
all Products delivered under this Agreement shall throughout the Term meet the Product Supply Specifications and comply with the Marketing Authorization, and be manufactured in accordance with GMP and Applicable Law and regulations.

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(ii)	Nymox has no Knowledge of any information pursuant to which it knows or would have reason to know, it would not be able to perform its obligations under this Supply Agreement.

10.	TERMINATION.

10.1.	Termination Upon The Termination or Expiration of the License and Collaboration Agreement

(a) This Supply Agreement shall terminate upon the termination or expiration of the License and Collaboration Agreement as set forth in Section 2 above.

(b) Before expiration of this Supply Agreement, and in any case within [***], Nymox shall provide free of charge any information and reasonable assistance to Recordati and its contractor(s) in order to qualify and obtain the necessary Regulatory Approvals in the Territory for an independent supply chain for API and for finished dosage forms of Products in order for Recordati to have the possibility to manufacture or have manufactured the API and/or the Products after the expiration of this Supply Agreement.

(c) After such expiration, Recordati shall have the right to cease purchasing Product from Supplier for part or all of its requirements and, upon Recordati request, Supplier shall permit its or its contractors’ suppliers of API or other Raw Materials to supply API or Raw Materials to Recordati without any compensation to Supplier or its other contractors and without any restrictions.

10.2.	Termination by Recordati.

Prior to expiration of the Term set forth in Section 2 above, Recordati may terminate this Supply Agreement:

(a)	by mutual written agreement of Recordati and Nymox at any time; or

(b)
upon [***] written notice of termination, if Nymox breaches or defaults in the performance or observance of any of its material obligations under this Supply Agreement and such breach or default is not cured within [***] after receipt of written notice from Recordati specifying the nature of such breach or default, provided that the notice of termination shall be delivered within [***] of the date Recordati became aware of the material breach on which the intended termination is founded. For greater certainty and avoidance of doubt, an Inability to Supply as set forth in Section 4.4 shall not of itself – but provided Nymox is in compliance with the other provisions of this Supply Agreement, including in particular those provisions intended to limit the adverse consequences of such Inability to Supply - constitute a breach by Nymox of its material obligations under this Supply Agreement.

In case this Supply Agreement is terminated according to the provisions of this Section 10.2:

(i)
Nymox shall provide free of charge any information and reasonable assistance to Recordati and its contractor(s) in order to qualify and obtain the necessary Regulatory Approvals in the Territory for an independent supply chain for API and for finished dosage forms of Products in order for Recordati to have the possibility to manufacture or have manufactured the API and/or the Products after the termination of this Supply Agreement.

(ii)
After such termination, Recordati shall have the right to cease purchasing Product from Supplier for part or all of its requirements and, upon Recordati request, Supplier shall permit its contractors or its contractors’ suppliers of API or other Raw Materials to supply API or Raw Materials to Recordati without any compensation to Supplier or its other contractors and without any restrictions.

(iii)
During the period from such termination until Recordati is effectively ready (including as to the variations to Marketing Authorizations and other Regulatory Approvals) to manufacture the Products on a country-by-country basis, Nymox shall, at Recordati discretion, continue to supply the Products to Recordati according to the terms of this Supply Agreement.

10.3.	Termination by Nymox

Prior to expiration of the Term set forth in Section 2 above, Nymox may terminate this Supply Agreement:

(a)
by providing Recordati with reasonable advance notice, and in any case no less than [***], (including the time required for Recordati to review and decide on the matter, to identify and contract alternative suppliers, perform the necessary set-up and validation steps and obtain the required Regulatory Approvals in the Territory) of its desire to terminate the Supply Agreement. In such a case, Nymox shall provide free of charge to Recordati an option to take over the manufacturing of the Product and Recordati shall opt whether to appoint a Manufacturer for the Product. Nymox shall then provide free of charge any information and reasonable assistance to Recordati and its contractor(s) in order to complete the technology transfer of the manufacturing.

(b)
upon [***] written notice of termination, if Recordati breaches or defaults in the performance or observance of any of its material obligations under this Supply Agreement and such breach or default is not cured within [***] after receipt of written notice from the non-breaching party specifying the nature of such breach or default, provided that the notice of termination shall be delivered within [***] of the date Nymox became aware of the material breach on which the intended termination is founded.

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10.4.	Disputed Termination.

If a Party’s right to terminate this Agreement pursuant to Section 10.2(b) or 10.3(b) is being disputed by the other Party, which dispute is being diligently pursued by such other Party by appropriate proceedings hereunder, such termination shall not be deemed effective unless an arbitration decision confirms a material breach or default of this Agreement as specified in the written notice from the non-breaching Party and the breaching Party fails to cure such breach within [***] following such arbitration decision. Both Parties will be required to perform in accordance with this Agreement during the pendency of any such dispute.

10.5.	Post-Termination.

Expiration or termination of this Supply Agreement will not relieve the parties of any obligations accruing prior to such expiration or termination.

11.	CONFIDENTIALITY.

Confidentiality shall be governed by Article 10 of the License and Collaboration Agreement.

12.	DISPUTE RESOLUTION.

Dispute Resolution shall be governed by Article 11 of the License and Collaboration Agreement, except to the extent otherwise provided in Section 3.7 (b).

13.	INDEPENDENT CONTRACTOR.

The relationship between Supplier on the one hand, and Recordati on the other, is that of independent contractors and nothing herein will be deemed to constitute or give rise to any employer-employee, agency, partnership or joint venture relationship among or between the parties. Neither party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party.

14.	MISCELLANEOUS.

14.1.	Force Majeure.

Neither party will be liable for failure or delay in the performance of any of its obligations hereunder, if such failure or delay is due to causes beyond its reasonable control (other than those causes resulting from acts or omissions of such party) including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, acts of terrorism, government proclamations, or intervention of any governmental authority. Failure to perform as a result of a violation of or non-compliance with any law, order or regulation, or failure to obtain (or loss of) any Regulatory Approval, will not be deemed to be beyond a party’s reasonable control and therefore will not be considered an event of Force Majeure.

14.2.	Limitation Of Liability.

NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, (I) NOTHING IN THIS SECTION 14.2 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 8 OF THIS AGREEMENT AND (II) NOTHING IN THIS SECTION 14.2 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY TO THE EXTENT A THIRD PARTY RECOVERS ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES FROM THE OTHER PARTY.

14.3.	Assignment.

Except as provided otherwise in this Supply Agreement, neither party will assign or transfer this Supply Agreement without the prior written consent of the other party, which consent will not to be unreasonably withheld. However, without the consent of the other party, each party may assign or transfer this Supply Agreement, in whole or in part, (a) to any of its Affiliates, or (b) to any successor by merger, or (c) upon a sale or transfer of all or substantially all of its assets or the assets of that portion of its pharmaceutical business involving the Products, provided however that in no instance may a Party assign this Supply Agreement to a Person without assigning the License and Collaboration Agreement simultaneously to the same Person. This Supply Agreement will be binding upon and will inure to the benefit of the parties and their successors and permitted assigns.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.4.	Notice.

All notices required to be given hereunder will be in writing and will be given by (a) personal delivery with signature acknowledgement of receipt required, or (b) facsimile transmission with proof of receipt, or (c) internationally recognized overnight courier, or (d) registered or certified mail, postage prepaid with return receipt requested. Notices will be addressed to the parties as follows (or as the parties may subsequently designate by notice):

If to Recordati, at: Recordati Ireland Ltd,
Raheens East, Ringaskiddy,
Co Cork, Ireland
Fax: [***]
Attention: Chairman and Managing Director.

with a copy to: Recordati S.p.A.,
Via M. Civitali 1
20148 Milano, Italy
Fax: [***]
Attention: Director Group Logistics and Manufacturing.

and if to Nymox, at: Nymox Pharmaceutical Corporation
9900 Cavendish Blvd. Suite 306
St.-Laurent, Quebec, Canada H4M 2V2
Fax: [***]
Attention: Chief Financial Officer

With copies to: Nymox Pharmaceutical Corporation
9900 Cavendish Blvd. Suite 306
St.-Laurent, Quebec, Canada H4M 2V2
Fax: [***]
Attention: General Counsel

For Quality Matters

Notices will be deemed received upon proof of delivery or when delivery has been refused. A party may change its address by written notice in accordance with this Section 14.4.

14.5.	Amendments.

Any amendment or modification of this Supply Agreement will only be valid if made in writing and signed by an authorized representative of each of the parties hereto.

14.6.	Counterparts.

This Supply Agreement may be executed in counterparts, each of which will be deemed an original and all of which will constitute a single document.

14.7.	Entire Agreement; Conflict Between Provisions.

This Supply Agreement and the License and Collaboration Agreement represent the entire agreement of the parties with respect to the subject matter hereof; superseding all prior agreements and understandings, written or oral. Notwithstanding the foregoing, any prior confidentiality agreement between the parties will remain in effect in accordance with its terms with respect to previously disclosed information unless agreed to otherwise in writing. In the event of any conflict between any of the terms of this Supply Agreement and the terms of the License and Collaboration Agreement or any other exhibit attached to this Supply Agreement, the terms of the License and Collaboration Agreement will take precedence and govern, unless this Supply Agreement or other exhibit expressly states that the Supply Agreement or such other exhibit takes precedence and governs notwithstanding any contrary provision in the License and Collaboration Agreement.

14.8.	Benefit; Binding Effect.

This Supply Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.9.	Survival.

Notwithstanding anything to the contrary contained in this Supply Agreement, the provisions of Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, and 14 will survive any expiration or termination of this Supply Agreement, as well as the provisions of those Sections which by their nature are meant to survive termination.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.10.	Further Assurances.

The parties hereto agree that they will take all appropriate actions, including, without limitation, the execution or filing of any documents or instruments, which may be reasonably necessary or advisable to carry out the intent and accomplish the purposes of any of the provisions hereof.

14.11.	Severability.

If any provision of this Supply Agreement will be held invalid or unenforceable for any reason by a court of competent jurisdiction, such provision or part thereof will be considered separate from the remaining provisions of this Supply Agreement, which will remain in full force and effect. The Parties shall replace the invalid or unenforceable provision or part thereof with a new valid and enforceable provision negotiated in a just and equitable manner so as to result in a composition of the Parties’ economic and other interests as similar, as much as practically possible, to the original invalid or unenforceable provision or part thereof.

14.12.	Waiver of Rights.

Exercise by any party of any of its rights under this Supply Agreement will not be deemed to limit any other right or remedy that such party may have in law or equity. No waiver by any party of any default or breach by the other of any provision hereof will be deemed to be a waiver of any subsequent default or breach of that or any other provision hereof.

14.13.	Captions.

The Captions used in this Supply Agreement are solely for convenience and will have no part in the interpretation of this Supply Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives in duplicates as of the day, month and year first above written.

Nymox Pharmaceutical Corp.

Signature: /s/ Paul Averback MD

Name: Paul Averback

Function: C.E.O.

Date: December 16, 2010

Recordati Ireland Ltd.

Signature: /s/ Andrea Recordati

Name: Andrea Recordati

Function: Chairman and General Manager

Date: December 16, 2010

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A:        Quality Agreement

To be attached once entered into.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B:        [***]

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9.1: Nymox Disclosure Schedules

Not applicable.

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9.2: Recordati Disclosure Schedules

Not applicable

[***] indicates that certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.